As filed with the Securities and Exchange Commission on May 24, 2001
                                                            Registration No. [ ]

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                            -----------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                             -----------------------

                                SEQUA CORPORATION
             (Exact name of registrant as specified in its charter)

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
                  Delaware                                         3724                                    13-1885030
      (State or other jurisdiction of                  (Primary Standard Industrial         (I.R.S. Employer Identification Number)
       incorporation or organization)                   Classification Code Number)

                             -----------------------
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 986-5500
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                             -----------------------
                               Norman E. Alexander
                Chairman of the Board and Chief Executive Officer
                                Sequa Corporation
                                 200 Park Avenue
                            New York, New York 10166
                                 (212) 986-5500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             -----------------------
                                    Copy to:
                              W. Leslie Duffy, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             -----------------------

     Approximate date of commencement of proposed issuance of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                             -----------------------

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                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
Title of Class of Securities           Amount to Be         Proposed Maximum          Proposed Maximum       Amount of Registration
    to be Registered                    Registered           Price Per Unit       Aggregate Offering Price           Fee (2)
                                                                                                (1)
------------------------------------------------------------------------------------------------------------------------------------
 8 7/8%  Senior Notes Due 2008.....       $200,000,000               100%                  $200,000,000                 $50,000
====================================================================================================================================

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended (the "Securities Act").

(2)  Calculated pursuant to Rule 457(f)(2) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================


The information in this prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to exchange these securities and it is not soliciting an offer to exchange these securities in any state where the offer or exchange is not permitted.



                   Subject to completion, dated May  , 2001

PROSPECTUS

                                  $200,000,000
                                Sequa Corporation
                                Offer To Exchange
                  All Outstanding 8 7/8% Senior Notes due 2008
                                       for
                Registered Series B 8 7/8% Senior Notes due 2008

     This prospectus and the accompanying letter of transmittal relate to the proposed offer by Sequa Corporation ("Sequa") to exchange up to $200.0 million in aggregate principal amount of our new Series B 8 7/8% Senior Notes due 2008
(the "Exchange Notes") for $200.0 million aggregate principal amount of our outstanding Series A 8 7/8% Senior Notes due 2008 (the "Outstanding Notes") (the
"Exchange Offer"). We sometimes refer to the Outstanding Notes and the Exchange
Notes collectively as the "Notes."

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
                      Material Terms of the Exchange Offer

o    The Exchange Offer will expire at 5:00 p.m.,          o    We believe that the Exchange Offer of the
     New York City time, on               , 2001,               Outstanding Notes will not be a taxable exchange
     unless extended (the "Expiration Date").                   for U.S. federal income tax purposes.

o    The Exchange Offer is subject to certain              o    We will not receive any cash proceeds from
     customary conditions, which may be waived by us.           the Exchange Offer.

o    All outstanding 8 7/8% Senior Notes due 2008          o    The terms of the Exchange Notes are
     that are validly tendered and not withdrawn will be        substantially identical to the Outstanding Notes,
     exchanged.                                                 except for certain transfer restrictions and
                                                                registration rights relating to the Outstanding
o    At any time prior to the expiration of this                Notes.
     Exchange Offer, you may withdraw any Outstanding
     Notes you have tendered. Any Outstanding Notes not
     validly tendered will remain subject to existing
     transfer restrictions.

o We do not intend to list the Exchange Notes on any national stock exchange or on the Nasdaq
     Stock Market. There can be no assurance that an active market for such Exchange Notes will develop.

     See "Risk Factors" beginning on page 14 for a discussion of certain factors that should be considered by holders who tender their Outstanding Notes in the Exchange Offer.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is May , 2001.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     We incorporate by reference the documents listed below and any filings we make with the Securities and Exchange Commission (the "SEC") under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus and prior to the termination of this offering:

     (a)  Our Current Report on Form 8-K filed on January 10, 2001;

     (b)  Our Current Report on Form 8-K filed on February 12, 2001;

     (c)  Our Current Report on Form 8-K filed on March 12, 2001;

     (d) Our Annual Report on Form 10-K for the year ended December 31, 2000 filed on March 16, 2001;

     (e)  Our Current Report on Form 8-K filed on March 23, 2001;

     (f)  Our Definitive Proxy Statement filed on April 2, 2001;

     (g)  Our Current Report on Form 8-K filed on May 11, 2001; and

     (h) Our Current Report on Form 10-Q for the quarter ended March 31, 2001 filed on May 14, 2001.

     The SEC allows us also to incorporate by reference other important business and financial information about our company that is not presented in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, except to the extent that this prospectus supersedes such information. Documents relating to this information, excluding exhibits to those documents unless they are specifically incorporated by reference in this prospectus, are available without charge upon request. You may request a copy of these documents and filings at no cost, by writing or telephoning the office of Stuart Z. Krinsly, Senior Executive Vice President and General Counsel, Sequa Corporation, 200 Park Avenue, New York, New York 10166, telephone number (212) 986-5500. In order to obtain delivery of these documents, holders of Notes must request this information no later than ______, 2001 (five business days before the Expiration Date).

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the other materials incorporated in this prospectus by reference include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

     These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions. These statements are contained in the section entitled "Risk Factors" and other sections of this prospectus and in the documents incorporated by reference in this prospectus. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth below and elsewhere in this prospectus, including under the section headed "Risk Factors." All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.

     Our risks are more specifically described in "Risk Factors" and in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. The forward-looking statements in this prospectus and the other materials incorporated in this prospectus by reference are made only as of the date of this prospectus. We will not update these forward-looking statements, even if new information, future events or other circumstances have made them incorrect or misleading.



                              AVAILABLE INFORMATION

     We have filed a registration statement on Form S-4 with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), for the Exchange Notes. This prospectus does not include all of the information included in the registration statement. The registration statement includes exhibits containing documents and information about us that you may find important. You should read these exhibits for a more complete understanding of the document or the matter involved. We are also subject to the informational requirements of the Exchange Act and in accordance therewith we file reports and other information with the SEC. The registration statement, reports, proxy and information statements, and other information filed by us, can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of its Regional Offices at Seven World Trade Center, 13th Floor, New York, N.Y. 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 and by accessing the SEC's web site, http://www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. Certain of our securities are listed on the New York Stock Exchange, and reports, proxy statements and other information concerning us can be inspected at the offices of the Exchange, 20 Broad Street, New York, N.Y. 10005.

                               PROSPECTUS SUMMARY

     The following summary contains basic information about the Exchange Offer. It likely does not contain all the information that is important to you. For a more complete understanding of this offer, we encourage you to read this entire document and other documents to which we refer. Unless the context otherwise requires, all references to "Sequa," "we," "us" or "our" include Sequa Corporation and its subsidiaries.

                                   The Company

Who We Are

     We are a diversified industrial company that produces a broad range of products through eight discrete operating units in five business segments:
Aerospace, Propulsion, Metal Coating, Specialty Chemicals and Other Products. We maintain leading market positions in a majority of our markets and believe we have achieved significant technological advantages with respect to many of our products and services. We also have achieved a significant degree of geographic diversity, and in 2000 derived 44% of our sales from outside the United States. We seek to improve profitability and expand our market positions by developing new products and services and through strategic acquisitions. For the year ended December 31, 2000, we had sales of approximately $1.8 billion and operating income plus depreciation and amortization ("EBITDA") of $190.7 million. For the three months ended March 31, 2001, we had sales of approximately $430.1 million and EBITDA of $35.4 million.

Our Business Segments

     Aerospace. Our Aerospace segment consists solely of our largest operating unit, Chromalloy Gas Turbine ("Chromalloy"), which, for the year ended December 31, 2000, had sales of $764.7 million, or 43% of total sales, and EBITDA of $106.3 million, or 48% of total EBITDA before corporate expenses. For the three months ended March 31, 2001, Chromalloy had sales of $191.7 million, or 45% of total sales, and EBITDA of $24.8 million, or 61% of total EBITDA before corporate expenses. Chromalloy repairs and manufactures components for jet aircraft engines. A major independent supplier in the repair market, Chromalloy provides domestic and international airlines with technologically advanced repairs and coatings for turbine airfoils and other critical engine components. The unit serves the general aviation and military markets as well as the industrial turbine market. Chromalloy's largest customers include GE Engine Services, Northwest Airlines, United Airlines, American Airlines, Rolls-Royce and the U.S. Air Force.

     Propulsion. Our Propulsion segment consists solely of Atlantic Research Corporation ("ARC"), which, for the year ended December 31, 2000, had sales of $273.9 million, or 15% of total sales, and EBITDA of $33.0 million, or 15% of total EBITDA before corporate expenses. For the three months ended March 31, 2001, ARC had sales of $69.0 million, or 16% of total sales, and EBITDA of $6.0 million, or 15% of total EBITDA before corporate expenses. ARC is a leading developer and manufacturer of advanced rocket propulsion systems, gas generators and auxiliary rocket motors, and engages in research and development relating to new rocket propellants and advanced engineered materials. For the military contract market, ARC produces propulsion systems primarily for tactical weapons. ARC currently provides propulsion systems for several high profile projects, including the Army Extended Range Multiple Launch Rocket System, Extended Range

Army Tactical Rocket System, Javelin, Stinger, Tomahawk, Standard Missile and Trident. For space applications, ARC produces small liquid fuel rocket engines designed to provide attitude and orbit control for a number of satellite systems worldwide.

     ARC has grown in the commercial market mainly through the manufacture of automotive airbag inflators, using technologies that were originally developed for military applications. ARC pioneered the development of hybrid inflators for automotive airbags. Early in 2001, ARC, through an affiliate, purchased the equipment and inventory of BAG, S.p.A., which is a joint venture between ARC and Breed Technologies, Inc. ("Breed") to produce inflators for the European market. In 1998, ARC also purchased the remaining shares of an existing 50%-owned joint venture that produces airbag inflators. ARC's automotive inflator products are currently sold principally to airbag module manufacturers for use in vehicles manufactured by several leading automotive companies, including DaimlerChrysler, Opel and Fiat. ARC's largest customer is Breed.

     Metal Coating. Our Metal Coating segment consists solely of Precoat Metals, which, for the year ended December 31, 2000, had sales of $226.6 million, or 13% of total sales, and EBITDA of $27.2 million, or 12% of total EBITDA before corporate expenses. For the three months ended March 31, 2001, Precoat Metals had sales of $48.4 million, or 11% of total sales, and EBITDA of $2.4 million, or 6% of total EBITDA before corporate expenses. Precoat Metals is a leader in the application of protective and decorative coatings to continuous steel and aluminum coil. Precoat Metals' principal market is the building products industry, where coated steel is used for the construction of pre-engineered building systems, and as components in the industrial, commercial, agricultural and residential sectors. Precoat Metals also serves the container industry, where the unit has established a position in the application of coatings to steel and aluminum stock used to fabricate metal cans and can lids. In addition, the unit has established a presence in other product markets, including heating, ventilating and air conditioning units, truck trailer panels and office equipment.

     Specialty Chemicals. Our Specialty Chemicals segment consists solely of Warwick International, which, for the year ended December 31, 2000, had sales of $145.0 million, or 8% of total sales, and EBITDA of $23.4 million, or 11% of total EBITDA before corporate expenses. For the three months ended March 31, 2001, Warwick International had sales of $35.3 million, or 8% of total sales, and EBITDA of $5.3 million, or 13% of total EBITDA before corporate expenses. Warwick International is a leading producer and supplier of TAED, a bleach activator used primarily in laundry detergents. TAED is used in oxygen-based bleaching systems to increase the cleaning power of detergents at low wash temperatures. These bleaching systems are used in international markets, principally in Europe. In addition, Warwick International produces TAED products for dishwasher detergents and for industrial uses, such as pulp and paper processing. The unit also continues to expand its network of European chemical distributors that supplies specialty products for use in plastics, resins, paints and cosmetics. Warwick International's largest customers are Procter & Gamble, Unilever and Henkel.

     Other Products. This segment consists of four ongoing businesses: MEGTEC Systems, Sequa Can Machinery, Casco Products and the Men's Apparel unit. For the year ended December 31, 2000, this segment had sales of $362.8 million, or 21% of total sales, and EBITDA of $30.3 million, or 14% of total EBITDA before corporate expenses. For the three months ended March 31, 2001, this segment had sales of $85.6 million, or 20% of total sales, and EBITDA of $2.1 million, or 5% of total EBITDA before corporate expenses.

     o MEGTEC Systems. MEGTEC Systems was formed in 1997 following the acquisition of TEC Systems (a producer of air flotation dryers for paper and printing uses and emission control systems for industrial applications) and its integration with our existing MEG operation (a supplier of equipment for the web offset printing industry).

     o Sequa Can Machinery. Sequa Can Machinery ("Sequa Can") designs and manufactures equipment for the two-piece can industry, including high-speed equipment to coat and decorate, and to form the cup and body of, two-piece cans. With the largest installed base of equipment in the industry, Sequa Can also supplies upgrade kits and spare parts and maintains an extensive support service program. Equipment from Sequa Can, including cuppers, body makers, coaters and printers, is among the fastest in the industry. In 2000, Sequa Can integrated assets purchased from Formatec, a maker of specialty metal forming systems, into its operations.

     o Casco Products. Casco Products, which has been serving the automotive products market since 1921, is the world's leading supplier of automotive cigarette lighters and power outlets. Casco Products also offers a growing line of automotive accessories, led by a series of electronic devices to monitor automotive air quality and fluid levels. These products are used for measurement and control of certain gases and for monitoring engine oil and engine coolant.

     o Men's Apparel. The Men's Apparel unit is the largest domestic designer and manufacturer of men's formalwear, with products marketed under the After Six(R), Oscar de la Renta(R) and Raffinati(R) labels, all three of which are registered trademarks.

                              Competitive Strengths

     Market Share Leader. We maintain leading positions in a majority of our markets, which we believe results in meaningful competitive advantages and greater profitability. For example, Chromalloy and Precoat Metals are among the largest independent suppliers of their products and services; ARC is the market leader in tactical missile programs; Sequa Can is the largest supplier of can forming equipment; Warwick International is a leading supplier of TAED; Casco Products is the leading supplier of automotive cigarette lighters and power outlets; and the Men's Apparel unit is the largest domestic designer and manufacturer of men's formalwear. For the year ended December 31, 2000, sales to markets for which these units have leading positions contributed 62% of our consolidated revenue.

     Diversified Source of Revenues and Cash Flow. Our operations span many different business segments, ranging from heavy industrial services and products to specialty chemicals and apparel. Our concentration in commercial aerospace is balanced by our participation in seven other end markets, which on a combined basis contributed 57% of our consolidated revenue for the year ended December 31, 2000. We are also well diversified geographically, with international sales representing 44% of our consolidated revenue for the year ended December 31, 2000. This diversity enables us to mitigate the effects of a downturn in any specific business segment or geographic region and allows for more consistent performance in a variety of economic conditions.

     Technological Innovation. We are firmly committed to research and development and, as a result, have developed proprietary technologies in our various business segments that provide competitive barriers against new market entrants. For example, our Chromalloy unit has developed proprietary coating processes that enable jet engines to operate at higher temperatures, thereby achieving significantly improved fuel efficiency, and is continually developing proprietary repair processes including those for previously unsalvageable parts. Our commitment to technology also is reflected in the adaptation of military aerospace propulsion technology to commercial usage in vehicle airbag deployment. We also excel in advancing manufacturing technology. For example, we have developed can making equipment that is among the fastest in the industry, including cuppers that punch up to 4,000 cups per minute, bodymakers that complete the forming of 450 cans per minute and coaters and decorators that process more than 2,000 cans per minute.

     Strong Aftermarket Presence. Several of our businesses have a significant presence in the retrofit, repair and replacement markets. As a result, these businesses typically experience less cyclicality during economic downturns because their customers generally increase repair and upgrade activity instead of purchasing new equipment. In addition, the safety and regulatory requirements of the commercial and military aerospace sectors generate regular repair activity. Our Chromalloy unit is a major independent participant in the repair market for aircraft engine components. In addition, our Sequa Can and MEGTEC Systems units benefit from a large base of installed equipment that generates a significant and consistent demand for related replacement parts, efficiency-enhancing upgrade kits and repair services. For the year ended December 31, 2000, aftermarket sales accounted for approximately 34% of our consolidated revenue.

     Well-Developed Acquisition and Divestiture Program. We are continuously assessing the market position and profitability of our various operations and have made acquisitions and divestitures to strengthen or exit certain businesses based on these assessments. In evaluating transactions, we seek to capitalize on the strengths of our existing businesses while taking a disciplined approach to valuation.

     Experienced Management Team. Our senior operating management team has been in place for more than a decade and has developed a strong infrastructure of managers, personnel and systems to ensure continued stability of management and future growth.

                                Business Strategy

     Our strategy is to maintain the leading positions of our existing businesses through the introduction of new and innovative products and the development of new applications for our existing products. As part of this strategy, we intend to continue our commitment to technological leadership through disciplined research and development expenditures while streamlining our operating structure through selected divestitures. In addition, we may acquire complementary businesses where we identify opportunities to increase operating efficiencies and market share.

                                  ------------

     We were incorporated in Delaware in 1929. Our principal executive offices are located at 200 Park Avenue, New York, New York 10166, and our telephone number is (212) 986-5500.

                 Summary of Material Terms of the Exchange Offer

     The following is a summary of the principal terms of the Exchange Offer. A more detailed description is contained in this prospectus under the section entitled "The Exchange Offer." The term "Exchange Notes" refers to the registered 8 7/8% Senior Notes due 2008 being offered in the Exchange Offer. The term "Outstanding Notes" refers to our currently outstanding 8 7/8% Senior Notes due 2008 that are exchangeable for the Exchange Notes. The term "indenture" refers to the indenture that applies to both the Outstanding Notes and the Exchange Notes.

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The Exchange Offer...........................     We are offering to exchange $1,000 principal amount of
                                                  our Exchange Notes for each $1,000 principal
                                                  amount of Outstanding Notes, which we issued in
                                                  April 2001 in a private offering. In order to be
                                                  exchanged, an Outstanding Note must be properly
                                                  tendered and accepted. Unless we terminate the
                                                  Exchange Offer, all Outstanding Notes that are
                                                  validly tendered and not validly withdrawn will be
                                                  exchanged. We will issue the Exchange Notes
                                                  promptly after the expiration of the Exchange
                                                  Offer. The terms of the Exchange Notes are
                                                  substantially identical in all respects (including
                                                  principal amount, interest rate and maturity) to
                                                  the terms of the Outstanding Notes for which they
                                                  may be exchanged, except that the Exchange Notes
                                                  are freely transferable by the holders thereof
                                                  (other than as provided herein), and are not
                                                  subject to any covenant regarding registration
                                                  under the Securities Act.

Registration Rights Agreement................     You have the right to exchange your Outstanding Notes
                                                  for Exchange Notes with substantially identical
                                                  terms. This Exchange Offer is being made to
                                                  satisfy these rights. Except in limited
                                                  circumstances described under "The Exchange
                                                  Offer--Purpose and Effect of the Exchange Offer,"
                                                  after the Exchange Offer is complete, you will no
                                                  longer be entitled to any exchange or registration
                                                  rights with respect to your Notes.

Resales......................................     We believe that the Exchange Notes to be issued in the
                                                  Exchange Offer may be offered for resale, resold
                                                  and otherwise transferred by you without
                                                  compliance with the registration and prospectus
                                                  delivery provisions of the Securities Act,
                                                  provided that:

                                                  o you are acquiring the Exchange Notes issued in
                                                  the Exchange Offer in the ordinary course of your
                                                  business;

                                                  o you are not participating, do not intend to
                                                  participate and have no arrangement or
                                                  understanding with any person to participate in
                                                  the distribution of the Exchange Notes issued to
                                                  you in the Exchange Offer; and

                                                  o you are not an "affiliate" of Sequa or any of
                                                  our subsidiaries, as that term is defined in Rule
                                                  405 of the Securities Act.

                                                  The SEC, however, has not considered this Exchange
                                                  Offer in the context of a no-action letter and we
                                                  cannot be sure that the staff of the SEC would
                                                  make the same determination with this Exchange
                                                  Offer as it has in other circumstances.
                                                  Furthermore, if you do not meet the above
                                                  conditions, you may incur liability under the
                                                  Securities Act. We do not assume, or indemnify you
                                                  against, this liability.

                                                  Each broker-dealer that is issued Exchange Notes
                                                  in the Exchange Offer for its own account in
                                                  exchange for Outstanding Notes which were acquired
                                                  by it as a result of market-making or other
                                                  trading activities must acknowledge that it will
                                                  deliver a prospectus meeting the requirements of
                                                  the Securities Act in connection with any resale
                                                  of the Exchange Notes issued in the Exchange
                                                  Offer. A broker-dealer may use this prospectus for
                                                  an offer to resell, resale or other retransfer of
                                                  the Exchange Notes issued to it in the Exchange
                                                  Offer.

                                                  The Exchange Offer is not being made to, nor will
                                                  we accept surrenders for exchange from, the
                                                  following:

                                                  o holders of Outstanding Notes in any
                                                  jurisdiction in which this Exchange Offer or the
                                                  acceptance of the Exchange Offer would not be in
                                                  compliance with the applicable securities or "blue
                                                  sky" laws of that jurisdiction; and

                                                  o holders of Outstanding Notes who are
                                                  "affiliates" of Sequa or any of our subsidiaries.

Expiration Date..............................     The Exchange Offer will expire at 5:00 p.m., New York
                                                  City time, on , 2001, unless we decide to extend
                                                  this Expiration Date.

Conditions to the Exchange Offer.............     We may terminate or amend the Exchange Offer if:

                                                  o any legal proceeding, government action or other
                                                  adverse development materially impairs our ability
                                                  to complete the Exchange Offer; or

                                                  o any SEC rule, regulation or interpretation
                                                  materially impairs the Exchange Offer.

                                                  We may waive any or all of these conditions. At
                                                  this time, there are no adverse proceedings,
                                                  actions or developments pending or, to our
                                                  knowledge, threatened, and no governmental
                                                  approvals are necessary to complete the Exchange
                                                  Offer. The Exchange Offer is not conditioned upon
                                                  any minimum principal amount of Outstanding Notes
                                                  tendered.

Procedures for Tendering
    Outstanding Notes........................     If you wish to tender Outstanding Notes, you must
                                                  complete, sign and date the letter of transmittal,
                                                  or a facsimile of it, in accordance with its
                                                  instructions and transmit the letter of
                                                  transmittal, together with your notes to be
                                                  exchanged and other required documentation to The
                                                  Bank of New York, who is the exchange agent (the
                                                  "Exchange Agent"), at the address set forth in the
                                                  letter of transmittal to arrive by 5:00 p.m. New
                                                  York City time, on the Expiration Date. See "The
                                                  Exchange Offer--Procedures for Tendering
                                                  Outstanding Notes." By executing the letter of
                                                  transmittal, you will represent to us that you are
                                                  acquiring the Exchange Notes in the ordinary
                                                  course of your business, that you are not
                                                  participating, do not intend to participate and
                                                  have no arrangement or understanding with any
                                                  person to participate in the distribution of
                                                  Exchange Notes, and that you are not an
                                                  "affiliate" of ours. See "The Exchange
                                                  Offer--Procedures for Tendering Outstanding
                                                  Notes."

Special Procedures for Beneficial Owners.....     If you are a beneficial owner whose Outstanding Notes
                                                  are registered in the name of a broker, dealer,
                                                  commercial bank, trust company or other nominee
                                                  and you wish to tender your Outstanding Notes in
                                                  the Exchange Offer, you should contact the
                                                  registered holder promptly and instruct the
                                                  registered holder to tender on your behalf. If you
                                                  are a beneficial owner and wish to tender on your
                                                  own behalf, you must, before completing and
                                                  executing the letter of transmittal and delivering
                                                  your Outstanding Notes, either make appropriate
                                                  arrangements to register ownership of the
                                                  Outstanding Notes in your name or obtain a
                                                  properly completed bond power from the registered
                                                  holder.

                                                  The transfer of registered ownership may take
                                                  considerable time and may not be possible to
                                                  complete before the Expiration Date.

Guaranteed Delivery Procedure................     If you wish to tender your Outstanding Notes and time
                                                  will not permit your required documents to reach
                                                  The Bank of New York by the Expiration Date, or
                                                  you cannot complete the procedure for book-entry
                                                  transfer on time or you cannot deliver
                                                  certificates for your Outstanding Notes on time,
                                                  then prior to the Expiration Date you may tender
                                                  your Outstanding Notes under the procedures
                                                  described in this prospectus under the heading
                                                  "The Exchange Offer--Guaranteed Delivery
                                                  Procedures."

Untendered Outstanding Notes.................     If you are eligible to participate in the Exchange
                                                  Offer and you do not tender your Outstanding
                                                  Notes, you will not have any further registration
                                                  or exchange rights and your Outstanding Notes will
                                                  continue to have restrictions on transfer. These
                                                  Outstanding Notes may not be offered or sold,
                                                  unless registered under the Securities Act and
                                                  applicable state securities laws or pursuant to an
                                                  exemption from the Securities Act and these
                                                  securities laws. We do not currently plan to
                                                  register the Outstanding Notes under the
                                                  Securities Act after the completion of the
                                                  Exchange Offer. Accordingly, the liquidity of the
                                                  market for the Outstanding Notes could be
                                                  adversely affected.

Withdrawal Rights............................     You may withdraw the tender of your Outstanding Notes
                                                  at any time before the Expiration Date.

Acceptance of Outstanding Notes and Delivery
    of Registered Notes.......................    Subject to certain conditions, we will accept any and
                                                  all Outstanding Notes that are properly tendered
                                                  in the Exchange Offer and not withdrawn prior to
                                                  5:00 p.m., New York City
                                                  time, on the Expiration Date. The Exchange Offer
                                                  will be considered consummated when we, as soon as
                                                  practicable after the Expiration Date, accept for
                                                  exchange the Outstanding Notes tendered, deliver
                                                  them to the trustee for cancellation and issue the
                                                  Exchange Notes. We will deliver the Exchange Notes
                                                  as soon as practicable after the Expiration Date.

Interest on the Outstanding Notes.............    Interest will not be paid on Outstanding Notes that
                                                  are tendered and accepted for exchange in the
                                                  Exchange Offer.

Federal Income Tax Considerations.............    We believe that the exchange of Outstanding Notes for
                                                  Exchange Notes generally will not be a taxable
                                                  event for United States federal income tax
                                                  purposes.

Use of Proceeds...............................    We will not receive any proceeds from the issuance of
                                                  the Exchange Notes in the Exchange Offer.

Fees and Expenses.............................    We will pay all of the expenses incident to the
                                                  Exchange Offer.

Exchange Agent................................    The Bank of New York is serving as the Exchange Agent
                                                  in connection with the Exchange Offer.

     Please review the information in the section "The Exchange Offer" for more detailed information concerning the Exchange Offer.

                          Summary of the Exchange Notes

Issuer........................................    Sequa Corporation.

Notes Offered.................................    We are offering up to a total of $200.0 million in
                                                  principal amount of new Series B 8 7/8% Senior
                                                  Notes due 2008 which have been registered under
                                                  the Securities Act.

                                                  The Exchange Notes will evidence the same debt as
                                                  the Outstanding Notes and will be issued under,
                                                  and entitled to the benefits of, the same
                                                  indenture. The terms of the Exchange Notes are the
                                                  same as the terms of the Outstanding Notes in all
                                                  material respects except that the Exchange Notes:
                                                  o have been registered under the Securities Act;

                                                  o do not include rights to registration under the
                                                  Securities Act; and

                                                  o do not contain transfer restrictions applicable
                                                  to the Outstanding Notes.

Maturity Date................................     The Notes will mature on April 1, 2008.

Interest.....................................     We will pay interest on the Exchange Notes at an annual
                                                  rate of 8 7/8%. We will pay the interest due on
                                                  the Exchange Notes every six months on April 1 and
                                                  October 1. We will make the first payment on
                                                  October 1, 2001.

Ranking......................................     The Exchange Notes are our unsecured senior debt.

                                                  o The Exchange Notes will rank equally with all of
                                                  our other unsecured and unsubordinated debt.

                                                  o The Exchange Notes will rank ahead of all of our
                                                  existing and future debt that expressly provides
                                                  that it is subordinated to the Exchange Notes.

                                                  o The Exchange Notes will be effectively
                                                  subordinated to the claims of creditors of our
                                                  subsidiaries with respect to the assets of our
                                                  subsidiaries.

                                                  As of March 31, 2001 on a pro forma basis after
                                                  giving effect to the sale of the Outstanding Notes
                                                  and the application of the proceeds therefrom,
                                                  there would be approximately:

                                                  o $200.0 million of Exchange Notes;

                                                  o $497.1 million of outstanding debt (net of
                                                  original issue discount of $2.9 million) ranking
                                                  equally with the Exchange Notes; and

                                                  o $371.9 million of outstanding liabilities
                                                  (primarily trade payables, accrued expenses and
                                                  taxes payable) of our subsidiaries effectively
                                                  ranking ahead of the Exchange Notes.

Optional Redemption...........................    We may redeem some or all of the Exchange Notes at any
                                                  time at a redemption price equal to the greater
                                                  of:

                                                  o 100% of the principal amount of the Exchange
                                                  Notes to be redeemed; and

                                                  o the sum of the Remaining Scheduled Payments
                                                  discounted to the date of redemption, on a
                                                  semiannual basis, at the Treasury Rate plus 50
                                                  basis points; plus, in either case, accrued and
                                                  unpaid interest to the date of redemption. Please
                                                  refer to "Description of the Exchange
                                                  Notes--Certain Definitions" for the definitions of
                                                  "Remaining Scheduled Payments" and "Treasury
                                                  Rate."

Certain Covenants.............................    The terms of the indenture governing the Exchange Notes
                                                  (the "Indenture"), among other things, restrict
                                                  our ability to:

                                                  o borrow money that is secured by our assets;


                                                  o enter into a transaction where we sell an asset
                                                  and lease it back; and

                                                  o sell assets and consolidate with and merge into
                                                  other companies.

Change of Control.............................    Under the Indenture, in the event of a Change of
                                                  Control, we are required to commence, within 30
                                                  days after the date on which the Change of Control
                                                  occurred, an offer to all holders to purchase all
                                                  outstanding Notes, at a purchase price equal to
                                                  101% of the aggregate principal amount of the
                                                  Notes plus accrued and unpaid interest to the
                                                  Change of Control Payment Date.

                                                  Please refer to "Description of the Exchange
                                                  Notes--Change of Control" for the definition of
                                                  "Change of Control Payment Date" and "Description
                                                  of the Exchange Notes--Certain Definitions" for
                                                  the definition of "Change of Control."

     Investing in the Exchange Notes involves substantial risks. You should refer to the section entitled "Risk Factors" beginning on page 14 for an explanation of certain risks you should consider prior to tendering your Outstanding Notes in the Exchange Offer.

                                  RISK FACTORS

     You should carefully consider the following risk factors in addition to the other information contained in this prospectus before participating in the Exchange Offer. Unless indicated otherwise, the Outstanding Notes and the Exchange Notes are collectively referred to as the "Notes" in the following risk factors.

Our significant level of indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the Notes.

     We now have, and will continue to have after this offering, a significant amount of indebtedness. Our level of indebtedness could adversely affect our ability to:

     o generate sufficient cash to satisfy our obligations with respect to the Notes;

     o    generate sufficient cash to service our other debt obligations;

     o obtain additional financing for acquisitions, working capital, capital expenditures or other general corporate purposes in the future; and

     o use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service our debt.

     If our available cash is no longer sufficient to fund our expenditures and debt service obligations, including with respect to the Notes, we may need to raise additional funds by:

     o    selling equity securities;

     o    refinancing all or a part of our indebtedness; or

     o    selling some of our assets.

     We cannot assure you that any of these alternate sources of funds would be available in amounts sufficient for us to meet our obligations. Moreover, even if we could meet our obligations, our leveraged capital structure could limit our ability to:

     o    finance capital expenditures;

     o    compete effectively with others who are not as highly leveraged;

     o    expand our business;

     o react to changing market conditions and changes in our industry segments; or

     o    operate successfully under adverse economic conditions.

     The chart below indicates important financial statistics as of March 31, 2001 on a pro forma basis to give effect to the issuance of the Outstanding Notes and the application of the net proceeds therefrom:

Total consolidated indebtedness.................        $704.1 million
Total shareholders' equity......................        $651.9 million
Debt to equity ratio............................        1.08x

We may borrow additional funds, the repayment of which may increase the risks that we already face.

     The Indenture governing the Notes and the agreements governing our other indebtedness may permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness. If new indebtedness is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could increase.

If we fail to comply with restrictions found in agreements governing our other indebtedness, then we may be forced to repay our other indebtedness on an accelerated basis. Acceleration of our other indebtedness could adversely impact our ability to repay the Notes.

     Agreements governing our other indebtedness may impose restrictions on our operations and activities and require us to comply with financial covenants, including the maintenance of financial ratios. Currently, we are in compliance with these restrictive covenants and financial ratios. However, if we fail to comply with any of these restrictions or covenants, an event of default may arise under the applicable instrument. The event of default would permit acceleration of the indebtedness under the applicable instrument. Moreover, this could result in acceleration of indebtedness under other instruments that contain cross-acceleration or cross-default provisions. If our other indebtedness is accelerated, we may not have sufficient cash to service the debt securities or to conduct business as usual.

We may be unable to repay the debt securities if we do not receive distributions or borrowings from our subsidiaries. Moreover, the debt securities are junior to all our subsidiaries' existing indebtedness and possibly to all of their future borrowings.

     Our ability to meet our financial obligations, including our obligation to pay interest and principal on the Notes, will largely depend upon distributions and/or borrowings from our subsidiaries, where some of our more significant operations are conducted. We may not receive dividends or other loans and advances from our subsidiaries as a result of statutory or contractual restrictions that may include requirements to maintain minimum levels of working capital and other assets.

     The Notes will effectively be junior in right of payment to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following the payment of these liabilities, such subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. As of March 31, 2001, our subsidiaries had $371.9 million of outstanding liabilities (primarily trade payables, accrued expenses and taxes payable). The Indenture governing the Notes will permit our subsidiaries to incur additional indebtedness.

We may not be able to compete successfully in any or all of the industry segments in which we operate.

     We encounter substantial competition in each of our product areas and this competition could harm our financial condition and results of operations. If we are unable to respond successfully to changing competitive conditions, the demand for our products could be adversely affected. We believe that the principal competitive factors in each of our segments are product quality and conformity to customer specifications, design and engineering capabilities, product development, timeliness of delivery and price. Our competitors may develop products that are superior to our products or may adapt more quickly than we do to new technologies or evolving customer requirements. In addition, some of our competitors have greater financial and other resources than we possess.

Our largest operating unit predominantly sells to the commercial aviation sector. If our sales to the commercial aviation sector decline, our financial condition and results of operations may be materially adversely affected.

     Chromalloy is the largest of our operating units and its sales represent, in the aggregate, approximately 45% of our total sales for the three months ended March 31, 2001. Moreover, as of December 31, 2000, approximately 90% of Chromalloy's sales are to the commercial aviation sector, including sales to original equipment manufacturers and after-market sales. If we lose one or more customers in the commercial aviation sector, or if there is a significant reduction in sales to them, our financial condition and results of operations may be materially adversely affected. We cannot assure you that we will be able to retain these customers or that we will continue to sell to them in the future at current levels. Sales to these customers are affected by their specific business requirements and by conditions in the airline industry generally. In addition, the airline industry as a whole may be affected by regulatory changes and/or economic downturns. We cannot predict when, or if, these or other events will occur or what impact, if any, they would have on our operations, earnings and sales or on the operations of our customers.

We are subject to general economic and market risks in the United States and abroad.

     Our operations may be adversely affected by general economic conditions and by changes in the economic conditions of the industries in which we operate. Many of the products we carry experience cyclical demand. Our results of operations can be expected to reflect this cyclicality. Our sales may be affected by prevailing economic conditions and, if an economic slowdown or recession occurs in our key markets, the volume of our sales is likely to be reduced. Significant reductions in our volume of sales could have a material adverse effect on our business, financial condition, and results of operations.

     In addition, a significant portion of our operations are located outside of the United States. As a result, our international operations are subject to risks common to foreign operations, such as general economic and market conditions in the countries in which we operate, changes in governmental regulations, political instability and import restrictions.

If we fail to comply with environmental laws and regulations, we may incur costs that have a material adverse effect on our financial condition.

     We are subject to federal, state and local environmental laws and regulations. We cannot assure you that compliance with environmental laws or remedial obligations thereunder will not have a material adverse effect on our results of operations or financial condition in the future. Moreover, we cannot predict future changes to environmental laws and regulations or interpretations or enforcement thereof.

     We have incurred, and expect to continue to incur, costs arising from compliance with environmental laws and remedial obligations. These laws relate to, among other things, the discharge of contaminants into water and air and onto land and the disposal of waste. We believe that the ultimate resolution of known environmental matters, net of liabilities already accrued on our balance sheet, will not have a material adverse effect on our results of operations or financial condition. However, we cannot predict the potential existence of currently unknown environmental issues.

The loss of key personnel could adversely affect our ability to operate.

     Our operations depend on a relatively small group of key management personnel. We cannot assure you that these individuals will remain with us for the immediate or foreseeable future. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on us. Our future success will depend on our ability to attract and retain skilled management personnel.

One person owns and controls a substantial amount of our stock and may therefore influence our affairs.

     Norman E. Alexander, our Chairman of the Board of Directors and Chief Executive Officer, effectively can direct our policies and the election of directors. Mr. Alexander controls approximately 54% of our voting power. As a result of this control, Mr. Alexander can effectively influence any merger or sale of all or substantially all of our assets or the initiation of a "going private" transaction. Mr. Alexander also could effectively prevent or cause a "change of control" of our company. The interests of Mr. Alexander may be different than those of the holders of the Notes. Generally, controlling stockholders, directors and officers do not owe a duty to noteholders.

We are subject to currency risk and exchange rate risk.

     We produce products in the United States and sell them in various countries. In addition, we have operating units located in and doing business in foreign countries. As a result, we generate sales and operating expenses in other currencies. Our various operating units report in, and we pay interest and principal obligations on existing indebtedness primarily in U.S. dollars. As a result, we cannot assure you that shifts in currency exchange rates will not impact our ability to finance debt or have a material adverse effect on us.

If you do not exchange Outstanding Notes for Exchange Notes, transfer restrictions will continue and trading of the Outstanding Notes may be adversely affected.

     We cannot assure you that a public market for the Exchange Notes will develop in the future or, if developed, will continue. Prior to the Exchange Offer, there has been no public market for the

Outstanding Notes. In addition, the liquidity of the trading market in the Exchange Notes, and the market price quoted for the Exchange Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for your Exchange Notes. We do not intend to apply for listing or quotation of the Exchange Notes on any securities exchange or stock market. To the extent that Outstanding Notes are tendered and accepted in the Exchange Offer, the market for the remaining untendered Outstanding Notes could be adversely affected. See "The Exchange Offer--Consequences of Failure to Exchange."

We may not be able to purchase the Notes upon a change of control.

     Upon certain change of control events, each holder of Notes may require us to repurchase all or a portion of its Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to repurchase the Notes upon a change of control event could be limited by the terms of our debt agreements. Upon a change of control event, we may be required to repay the outstanding principal and any accrued interest on any other amounts owed by us under our revolving credit agreement. We cannot assure you that we would be able to repay amounts outstanding under our revolving credit agreement or obtain necessary consents under such facilities to repurchase these Notes. Any requirement to offer to purchase any outstanding Notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance such indebtedness, such financing may be on terms unfavorable to us. The term "Change of Control" is defined in "Description of the Exchange Notes--Certain Definitions."

                                 USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of our obligations under the registration rights agreement, entered into as a condition of the sale of the Outstanding Notes. We will not receive any cash proceeds from the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange the Outstanding Notes in like principal amount. The Outstanding Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. The issuance of the Exchange Notes will not result in any increase in our indebtedness.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 2001 our (1) actual capitalization and (2) capitalization as adjusted after giving effect to the issuance of the Outstanding Notes, including fees and expenses related thereto, and the application of the net proceeds therefrom. You should read this table along with our Consolidated Financial Statements and related notes incorporated by reference in this prospectus.

                                                                                            At March 31, 2001
                                                                                        ----------------------------
                                                                                         Actual         As Adjusted
                                                                                        ------------  --------------
                                                                                             ($ in thousands)

Long-term debt (including current maturities):
   Revolving credit agreement (1)................................................        $  36,000          $    --
   9% Senior Notes due 2009(2)...................................................          497,104          497,104
   Notes offered hereby..........................................................               --          200,000
   Medium Term Notes.............................................................           66,425               --
   Other                                                                                     6,994            6,994
                                                                                        ------------  --------------

      Total long-term debt.......................................................          606,523          704,098
                                                                                        ------------  --------------
Shareholders' equity:
   Preferred stock-- $1 par value, 797,000 shares of $5 cumulative
   convertible stock issued......................................................              797              797
   Class A common stock-- no par value, 7,281,000 shares issued..................            7,281            7,281
   Class B common stock-- no par value, 3,727,000 shares issued..................            3,727            3,727
   Capital in excess of par value................................................          288,325          288,325
   Accumulated other comprehensive loss..........................................          (54,998)         (54,998)
   Retained earnings.............................................................          485,870          485,870
                                                                                        ------------  --------------

                                                                                           731,002          731,002
   Less: cost of treasury stock..................................................           79,152           79,152
                                                                                        ------------  --------------

      Total shareholders' equity.................................................          651,850          651,850
                                                                                        ------------  --------------

         Total capitalization....................................................       $1,258,373       $1,355,948
                                                                                        ============  ==============
-----------

(1) On May 18, 2001, there was nothing outstanding and $75 million available under our revolving credit agreement. The revolving credit agreement extends through October 10, 2002 and was amended concurrent with the issuance of the Outstanding Notes to reduce the amount available for borrowing to up to $75.0 million.

(2)      Net of $2.9 million of original issue discount.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of and for each of the five years ended December 31, 2000 are derived from our audited Consolidated Financial Statements and the related notes, which have been audited by Arthur Andersen LLP, independent public accountants. Selected consolidated financial data as of and for the three months ended March 31, 2000 and 2001 are unaudited. You should read this information along with the materials incorporated by reference in this prospectus.

                                                                                             Three Months Ended
                                                     Year Ended December 31,                      March 31,
                                        -------------------------------------------------    ------------------
                                         1996       1997      1998        1999      2000       2000      2001
                                         ----       ----      ----        ----      ----       ----      ----
                                                                   ($ in thousands)
Income Statement Data:
   Sales............................. $1,465,395 $1,603,287 $1,813,055  $1,711,170  $1,773,138  $430,642  $ 430,119
   Cost of sales (1).................  1,166,558  1,293,991  1,455,576   1,371,347   1,423,342   346,313    355,193
   Selling, general and
       administrative (1)(2).........    233,679    224,589    252,016     245,364     246,608    61,748    62,617
   Operating income..................     65,158     84,707    105,463      94,459     103,188    22,581    12,309
   Interest expense..................    (51,794)   (50,298)   (51,776)    (60,770)    (56,396)  (13,539)  (14,602)
   Interest income...................      4,271      6,052      5,868       9,252       5,074     1,132     1,215
   Gain on sale of businesses........         --         --     56,542        --          --        --       4,250
   Equity in income (loss) of
       unconsolidated                      4,038        223     (4,876)     (2,851)     (1,951)     (622)     (913)
       joint ventures................
   Other, net........................      4,283      1,143     (3,224)      9,309      (7,868)   (1,330)   (2,728)
                                      ----------  ---------  ---------  ----------  ----------  --------  --------
   Income (loss) before income taxes.     25,956     41,827    107,997      49,399      42,047     8,222      (469)
   Income tax (provision) benefit....    (16,400)   (22,200)   (44,100)    (21,600)    (18,000)   (4,000)      200
                                      ----------  ---------  ---------  ----------  ----------  --------  --------
       Income (loss) before
       extraordinary item............ $    9,556  $  19,627  $  63,897  $   27,799  $   24,047     4,222  $   (269)
                                      ==========  =========  =========  ==========  ==========  ========  ========
       Income (loss) before
       extraordinary item per
       common share (basic).........  $     0.65  $    1.66  $    6.01  $     2.48  $     2.12  $   0.36  $  (0.08)
                                      ----------  ---------  ---------  ----------  ----------  --------  --------

       Income (loss) before
       extraordinary item per
       common share (diluted).......  $     0.65  $    1.66  $    5.87  $     2.48  $     2.12  $   0.36  $  (0.08)
                                      ----------  ---------  ---------  ----------  ----------  --------  --------

Other Data:
   Depreciation and amortization.....    $91,587    $ 85,815  $ 89,321  $   87,156  $   88,617  $ 22,384  $ 23,333
   Capital expenditures..............     50,228      68,960   103,524     101,382     104,911    23,748    22,374
   Operating cash flows..............    105,808     100,550    47,382       5,193      42,341     8,592   (18,211)
   EBITDA (3)........................    154,600     169,141   193,564     180,128     190,718    44,674    35,378
   Adjusted EBITDA (4)...............    187,640     179,048   199,038     181,028     197,380    45,024    37,641
   Ratio of earnings to fixed charges
       (5)...........................        1.4x       1.7x      2.9x        1.7x        1.6x      1.5x       .9x


                                                         At December 31,                      At March 31,
                                       ---------------------------------------------------  ---------------
                                           1996       1997      1998      1999      2000            2001
                                           ----       ----      ----      ----      ----            ----
                                                                   ($ in thousands)
Selected Balance Sheet Data:
   Cash and cash equivalents.........  $   92,079 $   93,743 $   84,889 $   68,164  $  49,977       53,552
   Working capital (excluding cash and
       cash equivalents).............     217,352    235,372    293,040    311,392    335,994      349,098
   Total assets......................   1,548,162  1,591,675  1,624,147  1,671,698  1,731,064    1,704,432
   Total debt (including current          534,727    533,245    509,344    575,214    592,046      606,523
       maturities)...................
   Shareholders' equity..............     590,776    594,394    665,452    668,897    669,807      651,850

                            -------------------------

(1) Includes a provision for an early retirement program of $3.2 million in 2000, of which $1.3 million is included in cost of sales and $1.9 million is included in selling, general and administrative expenses.

(2) Includes (a) litigation expenses of $33.0 million in 1996, $9.9 million in 1997, $5.5 million in 1998, $0.9 million in 1999, $0.5 million in 2000 and
     $0.4 million and $0.1 million in the three months ended March 31, 2000 and 2001, respectively, each incurred in connection with the Pratt & Whitney litigation, (b) charges related to the Breed settlement of $3.0 million in 2000 and (c) a $2.2 million restructuring charge at the Sequa Can unit in the three months ended March 31, 2001.

(3) EBITDA consists of operating income plus depreciation and amortization charged to operating income. EBITDA is used by certain investors as an indicator of a company's historic ability to service debt. However, EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either (i) operating income (as determined by GAAP) as an indicator of operating performance or (ii) cash flows from operating, investing and financial activities (as determined by GAAP) and is thus susceptible to varying calculations. EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(4) Adjusted EBITDA represents EBITDA excluding litigation expenses incurred in connection with the Pratt & Whitney litigation and, in 2000, charges relating to the Breed settlement and a provision for an early retirement program. Adjusted EBITDA for the three months ended March 31, 2001 excludes the $2.2 million restructuring charge at the Sequa Can unit.

(5) For purposes of calculating this ratio, "earnings" consist of the pre-tax income of majority-owned subsidiaries and equity in the pre-tax income
     (loss) of 50%-owned joint ventures before fixed charges and after adjustment for minority interest in the losses of majority-owned subsidiaries. "Fixed charges" consist of interest expense, amortization of capitalized debt issuance costs and the interest portion of rental obligations on capitalized and non-capitalized leases.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     On April 2, 2001, we sold the Outstanding Notes. The initial purchasers to which we issued the Outstanding Notes have advised us that they subsequently resold the Outstanding Notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act. As a condition to the sale of the Outstanding Notes, we entered into a registration rights agreement with the initial purchasers, pursuant to which we agreed to:

     o file with the SEC an Exchange Offer registration statement under the Securities Act with respect to the Exchange Notes within 90 days from the issue date of the Outstanding Notes;

     o use our reasonable best efforts to cause the Exchange Offer registration statement to be declared effective under the Securities Act within 180 days from the issue date of the Outstanding Notes;

     o use our reasonable best efforts to keep the Exchange Offer open for a period of not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to holders of the Outstanding Notes; and

     o use our reasonable best efforts to cause the Exchange Offer to be consummated no later than the 30th business day after it is declared effective under the Securities Act.

     Except as discussed below, upon the consummation of the Exchange Offer we will have no further obligations to register your Notes. The Exchange Offer will be considered to be consummated when we, as soon as practicable after 5 p.m. New York City time on , 2001, unless we decide to extend this Expiration Date,

     o accept for exchange your Outstanding Notes tendered and not validly withdrawn pursuant to the Exchange Offer; and

     o deliver to the trustee for cancellation all your Outstanding Notes accepted for exchange and issue to you Exchange Notes equal in principal amount to the principal amount of the Outstanding Notes surrendered by you.

     We need representations from you before you can participate in the Exchange Offer. In order to participate in the Exchange Offer, we require that you represent to us that:

     o you are acquiring the Exchange Notes in the ordinary course of your business;

     o neither you nor any other person acting on your behalf is engaging in or intends to engage in a distribution of your Exchange Notes;

     o neither you nor any other person acting on your behalf has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes;

     o neither you nor any other person acting on your behalf is an "affiliate" of Sequa or any of our subsidiaries, as defined under Rule 405 of the Securities Act; and

     o if you or any other person acting on your behalf is a broker-dealer, you will receive Exchange Notes for your own account and your Exchange Notes were acquired as a result of market-making activities or other trading activities, and you will be required to acknowledge that you will deliver a prospectus in connection with any resale of your Exchange Notes.

     You may be entitled to "shelf" registration rights. Under the registration rights agreement, we are required to file a shelf registration statement for a continuous offering in compliance with Rule 415 of the Securities Act if:

     o we are not permitted to effect the Exchange Offer because of applicable law or applicable interpretations of the staff of the SEC;

     o we did not consummate the Exchange Offer within 30 days of the effectiveness of the registration statement of which this prospectus is a part;

     o you provide us before the 20th day following the consummation of the Exchange Offer an opinion of counsel that

          -- you are prohibited by applicable law or applicable interpretation of the staff of the SEC from participating in the Exchange Offer;

          -- you may not resell Exchange Notes to the public without delivering a prospectus and that this prospectus is not appropriate or available for your resales; or

          -- you are a broker-dealer who holds Outstanding Notes acquired directly from us or pursuant to the purchase agreement governing the initial sale of the Outstanding Notes; or

     o    we so elect.

     In the event that we are obligated to file a shelf registration statement, we will use our reasonable best efforts to keep the shelf registration statement effective for up to two years. Other than as described above, you will not have the right to participate in the shelf registration or require that we register your Outstanding Notes under the Securities Act.

     If you make the representations that we discuss above and participate in the Exchange Offer, we believe that you may offer, sell or otherwise transfer your Exchange Notes to another party without further registration of your Exchange Notes or delivering a prospectus.

     We base our belief upon existing interpretations by the SEC's staff contained in several "no-action" letters to third-parties unrelated to us. If you tender your Outstanding Notes in the Exchange Offer for the purpose of participating in a distribution of Exchange Notes, you cannot rely on this interpretation by the SEC's staff, and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If you are a broker-dealer that receives Exchange Notes for your own account in exchange for your Outstanding Notes, whether the Exchange Notes were acquired by you as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of your Exchange Notes.

     You may suffer adverse consequences if you fail to exchange your Outstanding Notes. Following the consummation of the Exchange Offer, the interest rate paid on the Outstanding Notes not exchanged will be 8 7/8 % and, except as discussed above and in the registration rights agreement we refer to, you will not have registration rights, and your Outstanding Notes will continue to have some restrictions on transfer. Accordingly, if you do not participate in the Exchange Offer, your ability to sell your Outstanding Notes could be adversely affected. See "Risk Factors--If you do not exchange Outstanding Notes for Exchange Notes, transfer restrictions will continue and trading of the Outstanding Notes may be adversely affected."

     If:

          (1) either the Exchange Offer registration statement or the shelf registration statement required by the registration rights agreement is not filed with the SEC on or prior to the applicable deadline as set forth in the registration rights agreement;

          (2) either the Exchange Offer registration statement or the shelf registration statement required by the registration rights agreement has not been declared effective by the SEC on or prior to the applicable deadline as set forth in the registration rights agreement;

          (3) the Exchange Offer has not been consummated on or prior to the deadline as set forth in the registration rights agreement; or

          (4) either the Exchange Offer registration statement or the shelf registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within five days by a post-effective amendment to such registration statement that cures such failure (each such event referred to in clauses (1) through (4), a "registration default"), the interest rate borne by the Transfer Restricted Securities (as defined below) shall be increased by $.05 per week per $1,000 in principal amount of Transfer Restricted Securities for each week or portion thereof that such registration default continues for the first 90-day period immediately following the occurrence of such registration default. The amount of the liquidated damages shall increase by an additional $.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90-day period until all such registration defaults have been cured, up to a maximum amount of liquidated damages of $.40 per week per $1,000 in principal amount of Transfer Restricted Securities, provided that we shall not be required to pay liquidated damages for more than one such registration default at any given time.

     Holders of Outstanding Notes who are not entitled to the benefits of a shelf registration statement shall not be entitled to receive additional interest by reason of a registration default that pertains to a shelf registration statement. No holder of Outstanding Notes constituting an unsold allotment from the original sale of the Outstanding Notes or any other holder of Outstanding Notes who is entitled to the benefits of a shelf registration statement shall be entitled to receive additional interest by reason of a registration default that pertains to an Exchange Offer.

     We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the Outstanding Notes and the Exchange Notes.

     For the purposes of this Section, "Transfer Restricted Securities" means each (A) Outstanding Note, until the earliest to occur of (i) the date on which such Outstanding Note is exchanged in the Exchange Offer for an Exchange Note which is entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) the date on which such Outstanding Note has been disposed of in accordance with a shelf registration statement (and the purchasers thereof have been issued Exchange Notes), or (iii) the date on which such Outstanding Note may be distributed to the public pursuant to Rule 144(k) under the Securities Act and
(B) Exchange Note held by a broker-dealer until the date on which such Exchange
Note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement of which this prospectus is a part.

Terms of the Exchange Offer

     We will accept any validly tendered Outstanding Notes which are not withdrawn before 5:00 p.m., New York City time, on the Expiration Date. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of your Outstanding Notes. You may tender some or all of your Outstanding Notes in the Exchange Offer.

     The form and terms of the Exchange Notes will be the same as the form and terms of your Outstanding Notes except that:

     o interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on your Outstanding Notes; and

     o the Exchange Notes have been registered under the Securities Act and will not bear a legend restricting their transfer.

     This prospectus, together with the letter of transmittal you received with this prospectus, is being sent to you and to others believed to have beneficial interests in the Outstanding Notes. You do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the Indenture governing your Outstanding Notes. We intend to conduct the Exchange Offer in compliance with the requirements of the Exchange Act and the rules and regulations of the SEC.

     We will have accepted your validly tendered Outstanding Notes when we have given oral or written notice to the Exchange Agent, which will occur as soon as practicable after the Expiration Date. The Exchange Agent will act as agent for you for the purpose of receiving the Exchange Notes from us. If the Exchange Agent does not accept your tendered Outstanding Notes for exchange because of an invalid tender or other valid reason, the Exchange Agent will return the certificates, if any, without expense, to you as promptly as practicable after the Expiration Date. Certificates, if any, for Exchange Notes will likewise be sent to you as promptly as practicable following our acceptance of the tendered Outstanding Notes following the Expiration Date.

     You will not be required to pay brokerage commissions, fees or transfer taxes in the exchange of your Outstanding Notes. We will pay all charges and expenses other than any taxes you may incur in connection with the Exchange Offer.

Expiration Date; Extensions; Amendments

     The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2001, unless we extend the Expiration Date. In any event, we will hold the Exchange Offer open for at least twenty business days. In order to extend the Exchange Offer, we will issue a notice by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     We reserve the right, in our sole discretion:

     o    to delay accepting your Outstanding Notes;

     o    to extend the Exchange Offer;

     o to terminate the Exchange Offer if any of the conditions have not been satisfied by giving oral or written notice of any delay, extension or termination to the Exchange Agent; or

     o    to amend the terms of the Exchange Offer in any manner.

     Conditions to the Exchange Offer

     We will decide all questions as to the validity, form, eligibility, acceptance and withdrawal of tendered Outstanding Notes, and our determination will be final and binding on you. We reserve the absolute right to reject any and all Outstanding Notes not properly tendered or reject any Outstanding Notes which would be unlawful in the opinion of our counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in a letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Outstanding Notes as we determine. Although we intend to notify you of defects or irregularities with respect to tenders of your Outstanding Notes, we, the Exchange Agent or any other person will not incur any liability for failure to give any notification. Your tender of Outstanding Notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any of your Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to you, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date.

     We reserve the right to purchase or make offers for any Outstanding Notes that remain outstanding after the Expiration Date or to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Outstanding Notes in the open market, in privately negotiated transactions or otherwise. The terms of any of these purchases or offers could differ from the terms of the Exchange Offer.

     These conditions are for our sole benefit, and we may assert or waive them at any time or for any reason. Our failure to exercise any of our rights will not be a waiver of our rights.

     We will not accept for exchange any Outstanding Notes you tender, and no Exchange Notes will be issued to you in exchange for your Outstanding Notes, if at that time any stop order is threatened or in effect with respect to the registration statement or the qualification of the Indenture relating to the Exchange Notes under the Trust Indenture Act of 1939. We are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

     In all cases, issuance of Exchange Notes to you will be made only after timely receipt by the Exchange Agent of

     o a Book-Entry Confirmation of your Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility or certificates for your Outstanding Notes;

     o with respect to DTC and its participants, electronic instructions of the holder agreeing to be bound by the letter of transmittal or a properly completed and duly executed letter of transmittal; and

     o    all other required documents.

     In the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility under the book-entry transfer procedures described below, your non-exchanged Outstanding Notes will be credited to an account maintained with the Book-Entry Transfer Facility. If we do not accept any of your tendered Outstanding Notes for a valid reason or if you submit your Outstanding Notes for a greater principal amount than you desire to exchange, we will return any unaccepted or non-exchanged Outstanding Notes to you at our expense. This will occur as promptly as practicable after the expiration or termination of the Exchange Offer for your Outstanding Notes.

     Notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange, or to issue Exchange Notes to you in exchange for, any of your Outstanding Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of your Outstanding Notes for exchange or the exchange of the Exchange Notes for your Outstanding Notes, we determine that the Exchange Offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

Procedures for Tendering Outstanding Notes

     Only you may tender your Outstanding Notes in the Exchange Offer. Except as stated under "--Book-Entry Transfer," to tender your Outstanding Notes in the Exchange Offer, you must:

     o complete, sign and date the enclosed letter of transmittal, or a copy of it;

     o have the signature on the letter of transmittal guaranteed if required by the letter of transmittal; and

     o mail, fax or otherwise deliver the letter of transmittal or copy to the Exchange Agent before the Expiration Date.

     In addition, either:

     o the Exchange Agent must receive a timely confirmation of a book-entry transfer of your Outstanding Notes, if that procedure is available, into the account of the Exchange Agent at DTC (the "Book-Entry Transfer Facility") under the procedure for book-entry transfer described below before the Expiration Date; or

     o the Exchange Agent must receive certificates for your Outstanding Notes and the letter of transmittal before the Expiration Date; or

     o you must comply with the guaranteed delivery procedures described below.

     For your Outstanding Notes to be tendered effectively, the Exchange Agent must receive a valid agent's message through DTC's Automatic Tender Offer Program, or ATOP, system or a letter of transmittal and other required documents before the Expiration Date.

     If you do not withdraw your tender before the Expiration Date, it will constitute an agreement between you and us in compliance with the terms and conditions in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF YOUR OUTSTANDING NOTES, A LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND A LETTER OF TRANSMITTAL OR OUTSTANDING NOTES DIRECTLY TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO MAKE THE EXCHANGE ON YOUR BEHALF.

Procedure if the Outstanding Notes Are Not Registered in Your Name

     If you are a beneficial owner whose Outstanding Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you want to tender your Outstanding Notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you want to tender on your own behalf, you must, before completing and executing a letter of transmittal and delivering your Outstanding Notes, either make appropriate arrangements to register ownership of the Outstanding Notes in your name or obtain a properly completed bond power or other proper endorsement from the registered holder. We urge you to act immediately since the transfer of registered ownership may take considerable time.

Consequences of Failure to Exchange

     Any Outstanding Notes not tendered pursuant to the Exchange Offer will remain outstanding and continue to accrue interest. The Outstanding Notes will remain "restricted securities" within the meaning of the Securities Act. Accordingly, prior to the date that is one year after the later of the issue date and the last date on which we or any of our affiliates was the owner of the Outstanding Notes, the Outstanding Notes may be resold only (1) inside the United States to a person whom the seller reasonably believes is a "qualified institutional buyer" (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (2) outside the United States in a transaction in accordance with Rule 903 or Rule 904 under the Securities Act, (3) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (4) pursuant to an effective registration statement under the Securities Act, subject in each of the foregoing cases to compliance with applicable state securities laws. As a result, the liquidity of the market for non-tendered Outstanding Notes could be adversely affected upon completion of the Exchange Offer. The foregoing restrictions on resale will no longer apply after the first anniversary of the issue date of the Outstanding Notes or the purchase of the Outstanding Notes from us or an affiliate.

Book-Entry Transfer

     The Exchange Agent will make requests to establish accounts at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this prospectus. If you are a financial institution that is a participant in the Book-Entry Transfer Facility's systems, you may make book-entry delivery of your Outstanding Notes being tendered by causing the Book-Entry Transfer Facility to transfer your Outstanding Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in compliance with the appropriate procedures for transfer. However, although you may deliver your Outstanding Notes through book-entry transfer at the Book-Entry Transfer Facility, you must transmit, and the Exchange Agent must receive, a letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, except as discussed in the following paragraph, on or before the Expiration Date or the guaranteed delivery below must be complied with.

     DTC's ATOP is the only method of processing the Exchange Offer through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender your Outstanding Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the participant's acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for your Outstanding Notes.

Signature Requirements and Signature Guarantees

     Unless you are a registered holder who requests that your Exchange Notes be mailed to you and issued in your name or unless you are a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program or an "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Exchange Act, each an "Eligible Institution," you must guarantee your signature on a letter of transmittal or a notice of withdrawal by an Eligible Guarantor Institution.

     If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity signs the letter of transmittal or any Notes or bond powers on your behalf, that person must indicate their capacity when signing and submit satisfactory evidence to us with the letter of transmittal demonstrating their authority to act on your behalf.

Guaranteed Delivery Procedures

     If you are a registered holder of Outstanding Notes and desire to tender your Outstanding Notes, and the procedure for book-entry transfer cannot be completed on a timely basis, your Outstanding Notes are not immediately available or time will not permit your Outstanding Notes or other required documents to reach the Exchange Agent before the Expiration Date, you may tender your Outstanding Notes if:

     o    the tender is made through an Eligible Institution;

     o before the Expiration Date, the Exchange Agent receives from an Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, in the form provided by us;

     o a Book-Entry Confirmation or the certificates for all physically tendered Outstanding Notes, in proper form for transfer, and all other documents required by the applicable letter of transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery; and

     o the notice of guaranteed delivery states your name and address and the amount of Outstanding Notes you are tendering, that your tender is being made thereby and you guarantee that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, a Book-Entry Confirmation or the certificates for all physically tendered Outstanding Notes, in proper form for transfer, and any other documents required by the applicable letter of transmittal will be deposited by the Eligible Institution with the Exchange Agent.

Withdrawal Rights

     You may withdraw your tender of your Outstanding Notes at any time before 5:00 p.m., New York City time, on the Expiration Date.

     For your withdrawal to be effective, an electronic ATOP transmission or, for non-DTC participants, written notice of withdrawal must be received by the Exchange Agent at its address found in this prospectus before 5:00 p.m., New York City time, on the Expiration Date.

     Your notice of withdrawal must:

     o    specify your name;

     o identify your Outstanding Notes to be withdrawn, including the certificate number or numbers, if any, and principal amount of your Outstanding Notes;

     o be signed by you in the same manner as the original signature on the letter of transmittal by which your Outstanding Notes were tendered or be accompanied by documents of transfer sufficient to have the trustee of your Outstanding Notes register the transfer of your Outstanding Notes into your name; and

     o specify the name in which your Outstanding Notes are to be registered, if you do not want your Outstanding Notes registered in your name.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of your notice, and our determination will be final and binding on all parties. Any Outstanding Notes you withdraw will not be considered to have been validly tendered. We will return your Outstanding Notes which have been tendered but not exchanged for any reason without cost to you as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. You may retender your properly withdrawn Outstanding Notes by following one of the above procedures before the Expiration Date.

Exchange Agent

     You should direct all executed letters of transmittal to the Exchange Agent. The Bank of New York is the Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of the prospectus or a letter of transmittal should be directed to the Exchange Agent addressed as follows:

   By Registered or Certified Mail:                By Facsimile                 By Hand or Overnight Delivery:
                                           (Eligible Institutions Only):

         The Bank of New York                     (212) 815-6339                       Before 4:30 p.m.
        101 Barclay Street - 7E                 Attn: Diane Amoroso                  The Bank of New York
       New York, New York 10286              Reorganization Department              101 Barclay Street - 7E
          Attn: Diane Amoroso                                                      New York, New York 10286
       Reorganization Department                For Information or                    Attn: Diane Amoroso
            (212) 815-3738                  Confirmation by Telephone:             Reorganization Department
                                                  (212) 815-3738                        (212) 815-3738

                                         (originals of all documents sent
                                            by facsimile should be sent
                                             promptly by registered or
                                             certified mail, by hand or
                                            overnight delivery service)

Fees and Expenses

     We currently do not intend to make any payments to brokers, dealers or others to solicit acceptances of the Exchange Offer. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.

     Our estimated cash expenses incurred in connection with the Exchange Offer will be paid by us and are estimated to be $0.75 million in the aggregate. This amount includes fees and expenses of the trustees for the Exchange and Outstanding Notes, accounting, legal, printing and related fees and expenses.

Transfer Taxes

     If you tender Outstanding Notes for exchange, you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of or request that your Outstanding Notes not tendered or not accepted in the Exchange Offer be returned to a person other than you, you will be responsible for the payment of any transfer tax owed.

                        DESCRIPTION OF THE EXCHANGE NOTES

     You can find the definitions of certain capitalized terms used in this section under the subheading "Certain Definitions". For purposes of this section, references to the "Company," "we," "us" and "our" include only Sequa Corporation and not its Subsidiaries.

     We will issue the Exchange Notes under an indenture (the "Indenture"), dated as of July 29, 1999, between us and The Bank of New York (as successor to Harris Trust Company of New York), as Trustee. The Indenture allows us to issue one or more series of securities in an unlimited principal amount (including the reissuance of any series of securities). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. As used in this section, the term "Notes" refers to the Outstanding Notes and the Exchange Notes collectively.

     The following description is a summary of the material provisions of the Indenture and the Notes. It does not purport to be a complete description of the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Notes and the Indenture. We urge you to read the Indenture because it, and not this description, define your rights as holders of the Notes. Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the Indenture.

Brief Description of the Notes

     The Notes are:

     o    our general unsecured obligations;

     o ranked equally with all our existing and future unsecured and unsubordinated debt; and

     o senior to all our existing and future debt that by its terms is made subordinate to the Notes.

     The Notes are issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000.

     Assuming we had completed the offering of the Outstanding Notes and applied the proceeds as intended, as of March 31, 2001, on a pro forma basis, there would have been approximately:

     o    $200.0 million of Notes sold in that offering;

     o $497.1 million of outstanding debt (net of original issue discount of $2.9 million) ranking equally with the Notes; and

     o $371.9 million of outstanding liabilities (primarily trade payables, accrued expenses and taxes payable) of our subsidiaries effectively ranking ahead of the Notes.

The Indenture permits us to incur additional unsecured and unsubordinated debt. However, our incurrence of secured debt will be limited by the restrictions described under the subheading "--Certain Covenants--Limitation on Liens" below.

     Most of our operations are conducted through our subsidiaries. Accordingly, we are dependent upon the distribution of the earnings of our current and any future subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service our debt obligations, including the Notes. In addition, the claims of the Holders of Notes are subject to the prior payment of all liabilities (whether or not for borrowed money) and to any preferred stock interest of our subsidiaries.

Principal, Maturity and Interest

     This series of Notes will be limited to an aggregate principal amount of $350.0 million of which $200.0 million have been issued and will mature on April 1, 2008.

     Interest on the Notes will accrue at the rate of 8 7/8% per annum and will be paid semi-annually in arrears on each April 1 and October 1, beginning on October 1, 2001, to the persons who are registered Holders at the close of business on the March 15 and September 15 immediately before the applicable interest payment date.

     Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months. The Notes will not be entitled to the benefit of any mandatory sinking fund.

Methods of Receiving Payments on the Notes

     We will maintain an office or agency where Notes may be presented for registration of transfer or for exchange ("Registrar") and an office or agency where Notes may be presented for payment ("Paying Agent"). We will make all principal, premium and interest payments on the Notes at the office or agency of the Paying Agent and Registrar within the City of New York unless we elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of the Notes kept by the Registrar.

Paying Agent and Registrar for the Notes

     The Trustee will initially act as Paying Agent and Registrar with regard to the Notes. We may change the Paying Agent or Registrar without prior notice to the Holders, and we or any of our subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any Note selected for redemption. Also, we are not required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

Optional Redemption

     We may at our option redeem all or part of the Notes on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each Holder of Notes. The redemption price will equal the greater of:

     (1)  100% of the principal amount of the Notes to be redeemed; and

     (2) the sum of the present values of the Remaining Scheduled Payments discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate plus 50 basis points;

plus accrued and unpaid interest thereon to the date of redemption.

     On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption. On or before the redemption date, we will deposit with the Paying Agent money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date.

Selection and Notice

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro forma basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest shall cease to accrue on Notes or portions of Notes called for redemption.

Change of Control

     In the event of a Change of Control, we will be required to make an offer (the "Change of Control Offer") to purchase all outstanding Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Price"). Within 30 days following the date upon which the Change of Control occurred, we must send, by first class mail, a notice to each Holder of the Notes, with a copy to the Trustee, stating:

     (1) that a Change of Control Offer is being made and that all Notes tendered will be accepted for payment;

     (2) the Change of Control Price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed other than as may be required by law (the "Change of Control Payment Date");

     (3)  that any Note not tendered will continue to accrue interest;

     (4) that, unless we default in the payment of the Change of Control Price, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

     (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice no later than the close of business on the business day immediately prior to the Change of Control Payment Date;

     (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the business day two business days immediately prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased; and

     (7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple of $1,000.

     On the Change of Control Payment Date, we will:

     (1) accept for payment Notes or portions of Notes tendered pursuant to the Change of Control Offer;

     (2) deposit in immediately available funds with the applicable Paying Agent an amount equal to the Change of Control Price in respect of all Notes or portions of Notes so tendered; and

     (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the principal amount of the Notes or portions of Notes tendered to us.

     The Paying Agent will promptly mail to each Holder of Notes so accepted the Change of Control Price for such Notes and return any Notes which were tendered but for which a withdrawal election was received by the Paying Agent before the Change of Control Payment Date, and the Trustee will promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of such Notes surrendered, if any; provided, however, that each such new Note shall be in a principal amount of $1,000 or an integral multiple of $1,000.

     We will not be required to make a Change of Control Offer following a Change of Control if a third party makes such a Change of Control Offer at the Change of Control Offer Price in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn pursuant to such Change of Control Offer.

     Other agreements governing our Indebtedness, including our revolving credit agreement, include a covenant requiring us to repurchase the Indebtedness incurred pursuant to those agreements in the event we experience a change of control. In addition, those agreements may contain a provision to the effect that any change of control would constitute an event of default under the agreement. Therefore, the occurrence of a Change of Control could give rise to an obligation on our part to repay concurrently Indebtedness outstanding under the revolving credit agreement and other debt instruments (unless the obligation is waived by the lenders under the revolving credit agreement or the other debt instruments). Accordingly, our obligation to offer to repurchase the Notes may be of limited value if we cannot obtain sufficient funding to repay all Indebtedness then becoming due.

     We will comply with the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act and any other securities laws and regulations under those laws to the extent those laws and regulations are applicable to the repurchase of the Notes in connection with a Change of Control. If the provisions of any of those laws or rules conflict with the provisions of the Indenture and the securities resolution establishing the Notes relating to a Change of Control Offer, we will be required to comply with the provisions of those laws or rules and will be deemed not to have breached our obligations relating to the Change of Control Offer by virtue of such compliance.

     During any period in which (1) no Default or Event of Default has occurred and is continuing and (2) both Moody's and S&P assign to the Notes an Investment Grade Rating (the "Suspension Period"), we will not be subject to the provisions of this "--Change of Control" covenant; provided, however, that if subsequently both Moody's and S&P withdraw their ratings of the Notes, or downgrade the ratings assigned to the Notes to below an Investment Grade Rating, upon such withdrawal or downgrading the Suspension Period shall terminate and we will be again subject to the provisions of this "--Change of Control" covenant; provided, further, however, that if a Change of Control occurs during a Suspension Period and such Suspension Period is terminated as provided above, such Change of Control shall be deemed to have occurred immediately after such termination.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of all "or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is case law interpreting the phrase "substantially all," there is not precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

     The Indenture and the securities resolution establishing the Notes will contain, among others, the following covenants:

     Limitation on Liens. We will not, and will not permit any Restricted Subsidiary to, create or assume, any notes, bonds, debentures or other similar evidences of Indebtedness secured by any mortgage, pledge, security interest or lien (any such mortgage, pledge, security interest or lien being referred to herein as a "Lien" or "Liens") of or upon certain assets. If a Lien is created or assumed by us or any Restricted Subsidiary of or upon any Principal Property owned by us or by any Restricted Subsidiary or on shares of Capital Stock or evidence of Indebtedness of any Restricted Subsidiary, then as long as such Indebtedness is secured by the Lien, we will cause all Notes (together with, at our election, any other Indebtedness) to be secured by such a Lien equally and ratably with (or prior to) any and all other Indebtedness thereby secured.

     The foregoing will not apply to any of the following:

     (1) Liens on any Principal Property, shares of Capital Stock or Indebtedness of any person existing at the time such person becomes a Subsidiary;

     (2) Liens on any Principal Property, shares of Capital Stock or Indebtedness acquired, constructed or improved by us or any Restricted Subsidiary after the date of the Indenture which are created or assumed prior to or at the time of such acquisition, construction or improvement or within 365 days after the acquisition, completion of construction or improvement or commencement of commercial operation of such property, to secure or provide for the payment of all or any part of the purchase price or the cost of such construction or improvement thereof;

     (3) Liens on any Principal Property, shares of Capital Stock or Indebtedness existing at the time of acquisition thereof (including acquisition through merger or consolidation);

     (4) Liens on any Principal Property or shares of Capital Stock or Indebtedness acquired from a person that is merged with or into us or a Restricted Subsidiary;

     (5) Liens on any Principal Property, shares of Capital Stock or Indebtedness to secure Indebtedness to us or to a Restricted Subsidiary;

     (6) Liens on any Principal Property, shares of Capital Stock or Indebtedness in favor of the United States of America or any state thereof or The Commonwealth of Puerto Rico, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof or The Commonwealth of Puerto Rico, to secure partial, progress, advance or other payments, or to secure any Indebtedness incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving any Principal Property, shares of Capital Stock or Indebtedness subject to such Liens (including Liens incurred in connection with pollution control, industrial revenue, Title XI maritime financings or similar financings), or other Liens in connection with the issuance of tax-exempt industrial revenue bonds;

     (7)  Liens existing as of the Issue Date;

     (8) Liens for taxes, assessments or other government charges either (x) not delinquent or (y) the validity of which is being contested in good faith by appropriate proceedings and materialmen's, mechanics' and other like Liens or deposits to obtain the release of such Liens;

     (9) Liens created or deposits made to secure the payment of workers' compensation claims or the performance of, or in connection with, tenders, bids, leases, public or statutory obligations, surety and appeal bonds, contracts, performance and return-of-money bonds or to secure (or in lieu of) surety or appeal bonds and Liens made in the ordinary course of business for similar purposes;

     (10) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property and minor irregularities of title incident thereto that do not in the aggregate materially detract from the value of the property or assets of the Company and our Subsidiaries taken as a whole or impair the use of such property in the operation of the Company's or any of our Subsidiaries' business; and

     (11) any extension, renewal or replacement of any Liens referred to in the foregoing clauses (1) to (10), inclusive; provided that such extension, renewal or replacement shall be limited to the property, shares of Capital Stock or Indebtedness which secured the Lien so extended, renewed or replaced (plus improvements on such property).

     We or any Restricted Subsidiary may create or assume Liens in addition to those permitted above, and renew, extend or create such Liens, provided that, at the time of such creation, assumption, renewal or replacement, and after giving effect to such creation, assumption, renewal or replacement, the aggregate amount of all Indebtedness so secured by a Lien (without regard to Indebtedness permitted in clauses (1) through (10) above), plus all Attributable Debt of us and our Restricted Subsidiaries in respect of Sale and Leaseback Transactions that would not be permitted by either clause (1) or (2) of the first paragraph under the "Limitation on Sale and Leaseback Transactions" covenant does not exceed 20% of Consolidated Assets.

     Limitation on Sale and Leaseback Transactions. We will not, and will not permit any Restricted Subsidiary to, lease any Principal Property owned by us or such Restricted Subsidiary (except for leases for a term of not more than three years), which has been or is to be sold or transferred by us or such Restricted Subsidiary on the security of such Principal Property (a "Sale and Leaseback Transaction"), unless either:

     (a) we or such Restricted Subsidiary would be entitled pursuant to the "Limitation on Liens" covenant described above to incur Indebtedness secured by a Lien on the Principal Property to be leased back equal in amount to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Notes; or

     (b) we apply an amount equal to the greater of the net proceeds and the fair market value, as determined in good faith by the Board and evidenced by a Board resolution set forth in an Officers' Certificate delivered to the Trustee, of the property so sold to the purchase of Principal Property or to the retirement (other than any mandatory retirement), within 365 days of the effective date of any such Sale and Leaseback Transaction, of Notes or other Funded Indebtedness. Any such retirement of Notes will be made in accordance with the Indenture. The amount to be applied to such retirement of Notes or other Funded Indebtedness will be reduced by an amount equal to the sum of:

          (1) an amount equal to the principal amount of any Notes delivered within 365 days after the effective date of such Sale and Leaseback Transaction to the Trustee for retirement and cancellation, plus

          (2) the principal amount of other Funded Indebtedness voluntarily retired by us within such 365-day period,

          excluding, in each case, retirements pursuant to mandatory sinking fund or prepayment provisions, if any, and payments at maturity.

     We or any Restricted Subsidiary may enter into Sale and Leaseback Transactions in addition to any permitted by the immediately preceding paragraph and without any obligation to retire any Notes or other Funded Indebtedness if at the time of entering into such Sale and Leaseback Transaction and after giving effect to such Sale and Leaseback Transaction, Attributable Debt resulting from such Sale and Leaseback Transaction, plus the aggregate amount of all Indebtedness secured by a Lien (not including Indebtedness excluded as provided in clauses (1) through (5) under the "Limitation on Liens" covenant above), does not exceed 20% of Consolidated Assets.

     Merger, Consolidation and Sale of Assets. We will not consolidate with or merge into, or transfer all or substantially all of our assets to, any person in any transaction in which we are not the survivor, unless:

          (1) the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof;

          (2) the person assumes by supplemental indenture all of our obligations under the Indenture and the Notes; and

          (3)  immediately after the transaction no Default exists.

The successor will be substituted for us, and thereafter all of our obligations under the Indenture and the Notes will terminate.

Events of Default

     An "Event of Default" with respect to the Notes will occur if:

          (1) we default in any payment of interest on any of the Notes when the same becomes due and payable and the Default continues for a period of 60 days;

          (2) we default in the payment of the principal and premium, if any, of any of the Notes when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise and the Default continues for five or more days;

          (3) we default in the payment or satisfaction of any sinking fund obligation with respect to any of the Notes and the Default continues for a period of 60 days;

          (4) we default in the performance of any of our other agreements applicable to the Notes and the Default continues for 90 days after the notice specified below;

          (5)  pursuant to or within the meaning of any Bankruptcy Law:

               (a)  we commence a voluntary case;

               (b) we consent to the entry of an order for relief against us in an involuntary case;

               (c) we consent to the appointment of a Custodian for us or for all or substantially all of our property; or

               (d) we make a general assignment for the benefit of our creditors; or

          (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

               (a)  is for relief against us in an involuntary case;

               (b) appoints a Custodian for us or for all or substantially all of our property; or

               (c) orders that we be liquidated, and the order or decree remains unstayed and in effect for 60 days.

     "Default" means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the Trustee or the Holders of at least 33 1/3% in principal amount of the Notes notify us of the Default, and we do not cure the Default within the time specified after receipt of the notice. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power with respect to the Notes. Except in the case of Default in payment on the Notes, the Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in their interest. We are required to furnish the Trustee annually a brief certificate as to our compliance with all conditions and covenants under the Indenture.

     The failure to redeem any of the Notes subject to a conditional redemption is not an Event of Default if any event on which the redemption is so conditioned does not occur and is not waived before the scheduled redemption date.

     The Indenture does not have a cross-default provision. Thus, a default by us on any other debt would not constitute an Event of Default with respect to the Notes.

Legal Defeasance and Covenant Defeasance

     The Notes may be defeased in accordance with their terms and as set forth below. We at any time may terminate as to the Notes all of our obligations (except for certain obligations, including obligations with respect to defeasance trust and obligations to register the transfer or exchange of a Note, to replace destroyed, lost or stolen Notes and to maintain paying agencies in respect of the Notes) with respect to the Notes and the Indenture ("legal defeasance"). We at any time may terminate as our obligations with respect to the Notes under any restrictive covenants which are applicable to the Notes ("covenant defeasance").

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, the Notes may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, the Notes may not be accelerated by reference to any restrictive covenants which are applicable to the Notes.

     To exercise either defeasance option as to the Notes, we must:

     (1) irrevocably deposit in trust (the "defeasance trust") with the Trustee or another trustee money or U.S. Government Obligations, deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money without investment will provide cash at the times and in the amounts as will be sufficient to pay the principal and interest when due on all the Notes to maturity or redemption, as the case may be; and

     (2)  comply with certain other conditions.

     In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purpose. "U.S. Government Obligations" means direct obligations of the United States or an instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in those obligations.

Modification of the Indenture and the Notes; Waivers

     The Notes and the Indenture may be amended, and any existing Default or compliance with any provision of the Notes or the Indenture may be waived, with the consent of the Holders of a majority in principal amount of the Notes then outstanding.

     However, without the consent of each Holder affected, no amendment or waiver may:

     (1) reduce the amount of the Notes whose Holders must consent to an amendment or waiver;

     (2) reduce the interest on or change the time for payment of interest on any of the Notes;

     (3)  change the fixed maturity of any of the Notes;

     (4)  reduce the principal of the Notes;

     (5)  change the currency in which the principal or interest is payable; or

     (6)  waive any Default in payment of interest on or principal of the Notes.

     Without the consent of any Holder, the Indenture or the Notes may be amended:

     (1)  to cure any ambiguity, omission, defect or inconsistency;

     (2) to provide for assumption of the Company's obligations to Holders in the event of a merger or consolidation requiring the assumption;

     (3) to provide for Uncertificated Notes in addition to or in place of Certificated Notes;

     (4) to comply with requirements of the SEC in order to effect or maintain the qualifications of the Indenture under the Trust Indenture Act;

     (5)  to provide for a separate trustee for one or more series; or

     (6) to make any change that does not materially adversely affect the rights of any Holder.

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

     No director, officer, employee, incorporator or stockholder of the Company shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Governing Law

     The laws of the State of New York will govern the Indenture and the Notes, unless federal law governs.

Certain Definitions

     "Affiliated Person" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person.

     "Attributable Debt," when used in connection with a Sale and Leaseback Transaction, shall mean, as of any particular time, the lesser of:

     (1) the fair market value, as determined in good faith by the Board and evidenced by a Board resolution set forth in an Officers' Certificate delivered to the Trustee, of the property subject to such arrangement; and

     (2) the then present value (computed by discounting the rate of interest implicit in such Sale and Leaseback Transaction, determined in accordance with GAAP) of the obligation of a lessee for net rental payments during the remaining term of any lease in respect of such property (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term "net rental payments" under any lease for any period means the sum of the rental payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

     "Board" means our Board of Directors or any authorized committee of the Board.

     "Capital Stock" means (1) with respect to any person formed as a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, common stock and preferred stock of such person and (2) with respect to any person formed other than as a corporation, any and all partnership or other equity interests of such other person.

     "Change of Control" means the occurrence of any of the following:

     (1) the sale, lease, exchange or other transfer, in one or a series of related transactions, of all or substantially all of the Company's assets to any person or group (as such term is used in Section 13(d) of the Exchange Act);

     (2) the adoption of a plan by the stockholders of the Company relating to the liquidation or dissolution of the Company;

     (3) except as provided below, the acquisition of beneficial ownership by any person or group, together with any Affiliated Persons thereof (collectively, the "Interested Stockholders"), of a direct or indirect interest in more than 35% (or, in the case of Gabelli, 49%) of the voting power of the then outstanding Capital Stock of the Company entitled to vote generally in the election of the Board; or

     (4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election or appointment by the Board or whose nomination for election or appointment by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office;

provided, however, that for the purposes of the foregoing clauses (1) and (3), the terms "person" or "group" shall not be deemed to include Norman E. Alexander ("Alexander"), his spouse, any descendant of Alexander or the spouse of any such descendant, the estate of Alexander, or any trust or other similar arrangement for the benefit of Alexander or his spouse, any descendent of Alexander or the spouse of any such descendant or the estate of Alexander or any corporation or other person controlled solely by one or more of Alexander or his spouse, any descendant of Alexander or the spouse of any such descendant or the estate of Alexander through the ownership of a majority of the outstanding voting Capital Stock of such corporation or other person (collectively, the "Alexander Stockholders"); and provided, further, that there shall not be a "Change of Control" pursuant to clause (3) above so long as the Alexander Stockholders beneficially own a greater percentage of the voting power of the then outstanding Capital Stock of the Company than the Interested Stockholders.

     "Comparable Treasury Issue" means the fixed rate United States Treasury security selected by an Independent Investment Banker as having a maturity most comparable to the remaining term of the Notes (and which is not callable prior to maturity) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practices, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

     "Comparable Treasury Price" means:

     (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities"; or

     (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest or lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     "Consolidated Assets" means our assets, determined in accordance with GAAP and consolidated for financial reporting purposes in accordance with GAAP, such assets to be valued at book value.

     "Control" means (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ability to exercise voting power, by contract or otherwise.

     "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Funded Indebtedness" means all Indebtedness of us and our Restricted Subsidiaries maturing by its terms more than one year after, or which is renewable or extendible at our option for a period ending more than one year after, the date as of which Funded Indebtedness is being determined.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public

Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Gabelli" means any person controlled by, or which is an Affiliated Person of, Mario Gabelli.

     "Indebtedness" means, without duplication:

     (1) all obligations in respect of borrowed money or for the deferred purchase or acquisition price of property (including all types of real, personal, tangible, intangible or mixed property) or services (excluding trade accounts payable, deferred taxes and accrued liabilities which arise in the ordinary course of business) which are, in accordance with GAAP, includible as a liability on a balance sheet consolidated for financial reporting purposes in accordance with GAAP;

     (2) all amounts representing the capitalization of rental obligations in accordance with GAAP; and

     (3)  all Contingent Obligations with respect to the foregoing.

     For purposes of clause (3) above, "Contingent Obligation" means, as to any person, any obligation of such person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such person, whether or not contingent:

     (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

     (b) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor;

     (c) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

     (d) otherwise to assure or hold harmless the beneficiary of such primary obligation against loss in respect thereof;

provided, however, that the term "Contingent Obligation" shall not include the endorsement of instruments for deposit or collection in the ordinary course of business. The term "Contingent Obligation" shall also include the liability of a general partner in respect of the primary obligations of a partnership in which it is a general partner. The amount of any Contingent Obligation of a person shall be deemed to be an amount equal to the principal amount of the primary obligation in respect to which such Contingent Obligation is made.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

     "Investment Grade Rating" means (1) with respect to S&P, any of the categories from and including AAA to and including BBB- (or equivalent successor categories) and (2) with respect to Moody's, any of the categories from and including Aaa to and including Baa3 (or equivalent successor categories).

     "Issue Date" means April 2, 2001.

     "Moody's" means Moody's Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

     "Officer" means the Chairman, any Vice-Chairman, the President, any Executive or Senior Vice President, any Vice-President, the Treasurer or any Assistant Treasurer, the Secretary or any Assistant Secretary of Sequa Corporation.

     "Officers' Certificate" means a certificate signed by two of our Officers, and delivered to the Trustee.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Property" means the principal manufacturing facilities owned by us or a Restricted Subsidiary located in the United States, except such as the Board, in its good faith opinion, reasonably determines is not significant to the business, financial condition and earnings of us and our consolidated Subsidiaries taken as a whole, as evidenced by a Board resolution, and except for:

     (1) any and all personal property, including, without limitation, (A) motor vehicles and other rolling stock, and (B) office furnishings and equipment and information and electronic data processing equipment;

     (2) any property financed through obligations issued by a state, territory or possession of the United States, or any political subdivision or instrumentality of the foregoing; or

     (3)  any real property held for development or sale.

     "Reference Treasury Dealer" means each of Bear, Stearns & Co. Inc. and Chase Securities Inc. and their respective successors. If any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will appoint in its place another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

     "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date if such Note were not redeemed. However, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     "Restricted Subsidiary" means any of our consolidated Subsidiaries that own any Principal Property.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto which is a nationally recognized statistical rating organization.

     "Subsidiary" of any Person means:

     (1) a corporation more than 50%, of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other Subsidiaries of such person or by such person and one or more Subsidiaries thereof; or

     (2) any other person (other than a corporation) in which such person, or one or more Subsidiaries of such person or such person and one or more Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policy, management and affairs thereof.

     "Treasury Rate" means an annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The semiannual equivalent yield to maturity will be computed as of the second business day immediately preceding such redemption date.

                          BOOK ENTRY, DELIVERY AND FORM

     The Outstanding Notes were offered and sold in connection with the initial offering thereof solely to qualified institutional buyers, pursuant to Rule 144A, and in offshore transactions to persons other than "U.S. persons", as defined in Regulation S under the Securities Act ("Non-U.S. Persons"), in reliance on Regulation S. Following the initial offering of the Outstanding Notes, they may be sold to qualified institutional buyers pursuant to Rule 144A, Non-U.S. Persons in reliance on Regulation S and pursuant to other exemptions from, or in transactions not subject to, the registration requirements of the Securities Act, including sales to institutional "accredited investors," as defined in Rule 501(a)(1), (2), (3) and (7) under the Securities Act ("Institutional Accredited Investors"), that are not qualified institutional buyers.

The Global Notes

     Except as described below, we initially issued the Outstanding Notes and we will initially issue the Exchange Notes in the form of one or more permanent global certificates in definitive, fully registered form (the "Global Notes"). Upon the closing of the Exchange Offer, the Global Notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee. All interests in Global Notes, including those held through Euroclear Bank SA/N.V., as operator of the Euroclear System ("Euroclear"), or Clearstream Banking, societe anonyme ("Clearstream") may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form ("Certificated Notes") except in the limited circumstances described below. You may hold your beneficial interests in the Global Notes directly through DTC if you have an account with DTC or indirectly through organizations that have an account with DTC.

     Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

Certain Book-Entry Procedures for the Global Notes

     The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the initial purchasers of the Outstanding Notes take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "clearing agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including the initial purchasers of the Outstanding Notes), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or Indirect Participants.

     We expect that pursuant to procedures established by DTC, (i) upon deposit of the Global Notes, DTC will credit the accounts of participants with an interest in the Global Notes and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the Indirect Participants (with respect to the interests of persons other than participants).

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

     So long as DTC or its nominee is the registered owner of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a participant or an Indirect Participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or such Global Note. We understand that under existing industry practice, in the event that we request any action of holders of Notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

     Payments with respect to the principal of, and premium, if any, liquidated damages, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture governing the Notes. Under the terms of the Indenture, we and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the Indirect Participants and DTC.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a Global Security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

     If (i) we notify the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) we, at our option, notify the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

     Neither we nor the Trustee shall be liable for any delay by DTC or any participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                       MATERIAL FEDERAL TAX CONSIDERATIONS


     The following discussion summarizes material federal income tax consequences of the exchange of the Outstanding Notes under existing federal income tax law. These consequences may change in the future, which change may be applied retroactively in a manner that could affect you adversely. This summary does not discuss all aspects of federal income taxation which may be relevant to you in light of your personal investment circumstances or if you receive special treatment under the federal income tax laws because you are a financial institution, insurance company, tax-exempt organization, broker-dealer, person holding Outstanding Notes or Exchange Notes as part of a "straddle," "hedge" or "conversion transaction" or foreign taxpayer. This summary does not discuss any aspects of other federal taxes or state, local or foreign tax law and assumes that you hold and will continue to hold your Outstanding Notes for investment as capital assets under the Internal Revenue Code of 1986. You are advised to consult your tax advisors as to the specific tax consequences of exchanging your Outstanding Notes, including the application and effect of federal, state, local and foreign income and other tax laws.

     An exchange of your Outstanding Notes for Exchange Notes should not be treated as an event in which gain or loss, if any, is realized for federal income tax purposes, because the terms of your Exchange Notes do not differ materially in kind or extent from the terms of your Outstanding Notes. As a result, you should not recognize any gain or loss for federal income tax purposes if you participate in the Exchange Offer, and the Exchange Notes received in the Exchange Offer should be treated as a continuation of your Outstanding Notes surrendered in the Exchange Offer. You should have the same basis and holding period in your Exchange Notes as you had in your Outstanding Notes.

                              PLAN OF DISTRIBUTION

     Based on an interpretation by the staff of the SEC in "no-action" letters issued to third parties in similar transactions, we believe that Exchange Notes issued to you in the Exchange Offer in exchange for your Outstanding Notes may be offered for resale, resold and otherwise transferred by you, unless you are an "affiliate" of Sequa or any of our subsidiaries, within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. However, this applies only if your Exchange Notes are acquired in the ordinary course of your business and you have no arrangement with any person to participate in the distribution of your Exchange Notes. We refer you to the "Exxon Capital Holdings Corporation" SEC No-Action Letter available May 13, 1988, the "Morgan Stanley & Co. Incorporated" SEC No-Action Letter available June 5, 1991, the "Shearman & Sterling" SEC No-Action Letter available July 2, 1993 and the "Brown & Wood LLP" SEC No-Action Letter available February 7, 1997 for support of our belief.

     A broker-dealer that is the holder of Outstanding Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Outstanding Notes acquired directly from us or any affiliate of ours) may exchange such Outstanding Notes for Exchange Notes pursuant to the Exchange Offer; provided that each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after consummation of the Exchange Offer (or such shorter period during which broker-dealers are required by law to deliver this prospectus), we will use our reasonable best efforts to make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other holder of Exchange Notes. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after consummation of the Exchange Offer (or such shorter period during which broker-dealers are required by law to deliver this prospectus), we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offer and to our performance of, or compliance with, the registration rights agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the offering of the Exchange Notes will be passed upon for us by Cahill Gordon & Reindel, New York, New York.


                                     EXPERTS

     The consolidated financial statements as of December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998 appearing in our annual report (Form 10-K) for the year ended December 31, 2000, incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                Sequa Corporation

                                Offer to Exchange

                                  $200,000 000

                                 All Outstanding
                          8 7/8% Senior Notes due 2008

                                       for
                               Registered Series B
                          8 7/8% Senior Notes due 2008



                                TABLE OF CONTENTS

                                                                            Page

Incorporation of Documents by Reference......................................i
Forward-Looking Statements...................................................i
Available Information.......................................................ii
Prospectus Summary...........................................................1
Risk Factors................................................................13
Use of Proceeds.............................................................18
Capitalization..............................................................19
Selected Consolidated Financial Data........................................20
The Exchange Offer..........................................................22
Description of the Exchange Notes...........................................33
Book Entry, Delivery and Form...............................................49
Material Federal Tax Considerations.........................................53
Plan of Distribution........................................................54
Legal Matters...............................................................55
Experts.....................................................................55

                                   PROSPECTUS

                                   May , 2001


     We have not authorized any dealer, salesperson, or other person to give any information or represent anything not contained in this prospectus or the accompanying letter of transmittal. You must not rely on any unauthorized information. This prospectus and the accompanying letter of transmittal do not offer to sell or ask you to buy any securities in any jurisdiction where it is unlawful. The information contained in this prospectus is current as of May , 2001.

     All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation contains provision permitted by Section 102(b)(7) of the DGCL.

     Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of another corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjusted to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

     The Company's Restated Certificate of Incorporation and By-laws provide for the indemnification of directors and officers of the Company to the fullest extent permitted by the DGCL.

     The Company provides liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS INDEX

     (a) Exhibits:

         See Exhibit Index at page II-5 of this Registration Statement.

     (b) Financial Statement Schedules:

         Not Applicable.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

     (d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Sequa Corporation, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of New York, New York on the 24th day of May, 2001.

                                  SEQUA CORPORATION
                                           (Registrant)


                                  By:    /s/ Norman E. Alexander
                                         --------------------------------------
                                         Norman E. Alexander
                                         Chairman of the Board and
                                         Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature                                      Title                                     Date


/s/ Norman E. Alexander                        Chairman of the Board and Chief           May 24, 2001
-----------------------------------------      Executive Officer
Norman E. Alexander

/s/ John J. Quicke                            President, Chief Operating Officer and     May 24, 2001
-----------------------------------------      Director
John J. Quicke

/s/ Stuart Z. Krinsly                         Senior Executive Vice President,           May 24, 2001
-----------------------------------------      General Counsel and Director
Stuart Z. Krinsly

/s/ Martin Weinstein                           Executive Vice President, Gas Turbine     May 24, 2001
-----------------------------------------      Operations and Director
Martin Weinstein

/s/ Howard M. Leitner                          Senior Vice President, Finance (Chief     May 24, 2001
-----------------------------------------      Financial Officer)
Howard M. Leitner

/s/ William P. Ksiazek                         Vice President and Controller             May 24, 2001
-----------------------------------------      (Chief Accounting Officer)
William P. Ksiazek

/s/ Leon D. Black                              Director                                  May 24, 2001
-----------------------------------------
Leon D. Black



                                      II-3

/s/ Alvin Dworman                              Director                                  May 24, 2001
-----------------------------------------
Alvin Dworman

/s/ David S. Gottesman                         Director                                  May 24, 2001
-----------------------------------------
David S. Gottesman

/s/ Donald D. Kummerfeld                       Director                                  May 24, 2001
-----------------------------------------
Donald D. Kummerfeld

/s/ Richard S. LeFrak                          Director                                  May 24, 2001
-----------------------------------------
Richard S. LeFrak

/s/ Fred R. Sullivan                           Director                                  May 24, 2001
-----------------------------------------
Fred R. Sullivan

/s/ Gerald Tsai, Jr.                           Director                                  May 24, 2001
-----------------------------------------
Gerald Tsai, Jr.

                                  EXHIBIT INDEX

    Exhibit
     Number                       Description

     4.1 Indenture, dated as of December 15, 1993, by and between Sequa and Bankers Trust Company, as Trustee, and Form of 9 3/8% Senior Subordinated Notes due December 15, 2003 (incorporated by reference to Exhibits 4.7 and 4.3, respectively, of Sequa's Registration Statement on Form 8-A, File No. 1-804, filed on January 25, 1994).

     4.2 Indenture, dated as of September 1, 1989, by and between Sequa and The First National Bank of Chicago, as Trustee, with respect to an aggregate of $250 million of senior debt (incorporated by reference to Exhibit 4.1 of Sequa's Form S-3 Registration Statement No. 33-30959, filed on September 12, 1989).

     4.3 First Supplemental Indenture, dated as of October 15, 1989, by and between Sequa and The First National Bank of Chicago, as Trustee (incorporated by reference to Exhibit 4.5 of Sequa's Registration Statement on Form 8-A, File No. 1-804, filed on January 25, 1994).

     4.4 Indenture, dated as of July 29, 1999, between Sequa and The Bank of New York (as successor Harris Trust Company of New York) (incorporated by reference to Exhibit 1 of Sequa's Registration Statement on Form 8-A, File No. 1-804, filed on November 8, 1999).

     4.5 Prospectus and Prospectus Supplement, both dated April 22, 1991, with respect to $100 million of medium-term notes (incorporated by reference to Sequa's filing under Rule 424 (b)(5) on April 23, 1991).

     4.6 Sales Agency and Distribution Agreement, executed as of April 22, 1991, by and among Sequa and Bear, Stearns & Co., Inc. and Merrill Lynch & Co., with respect to $100 million of medium-term notes, and Forms of Notes thereunder (incorporated by reference to Exhibits 4.1 and 12.1 of Sequa's Report on Form 8-K, File No. 1-804, filed on April 25, 1991).

     4.7 Instruments with respect to other long-term debt of Sequa and its consolidated subsidiaries are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K since the amount of debt authorized under each such omitted instrument does not exceed 10 percent of the total assets of Sequa and its subsidiaries on a consolidated basis. Sequa hereby agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

     10.1 $150 Million Credit Agreement, dated as of October 10, 1997, among Sequa, certain Subsidiary Guarantors of Sequa, certain Lenders, The Chase Manhattan Bank as Swingline Lender, Issuing Bank and Administrative Agent and The Bank of New York, as Issuing Bank (incorporated by reference to Exhibit 10.1 of Sequa's Annual Report on Form 10-K, File No. 1-804, for the year ended December 31, 1997, filed on March 20, 1998).

     10.2 Amendment No. 1 to Credit Agreement constituting Exhibit 10.1 hereto dated as of April 13, 1998 among Sequa, certain Subsidiary Guarantors of Sequa, certain Lenders and The Chase Manhattan Bank, as Administrative Agent (incorporated by reference to Exhibit 10.2 of Sequa's Annual Report on Form 10-K, File No. 1-804, for the year ended December 31, 1998, filed on March 23, 1999).

    Exhibit
     Number                       Description

     10.3 Consent and Second Amendment Agreement to Credit Agreement constituting Exhibit 10.1 hereto dated as of September 28, 1998 among Sequa, certain Lenders and The Chase Manhattan Bank, as Administrative Agent (incorporated by reference to Exhibit 10.3 of Sequa's Annual Report on Form 10-K, File No. 1-804, for the year ended December 31, 1998, filed on March 23, 1999).

     10.4 Waiver and Third Amendment to Credit Agreement constituting Exhibit
          10.1 hereto dated as of February 19, 1999 (incorporated by reference to Sequa's Quarterly Report on Form 10-Q, File No. 1-804, for the quarter ended September 30, 1999, filed on November 15, 1999).

     10.5 Receivables Purchase Agreement dated as of November 13, 1998 among Sequa Receivables Corp., Sequa, Liberty Street Funding Corp. and The Bank of Nova Scotia, as administrator (incorporated by reference to Exhibit 10.4 of Sequa's Annual Report on Form 10-K, File No. 1-804, for the year ended December 31, 1998, filed on March 23, 1999).

     10.6 Amendment No. 1 dated as of May 28, 1999 to Receivables Purchase Agreement constituting Exhibit 10.5 hereto (incorporated by reference to Exhibit 10.4 of Sequa's Quarterly Report on Form 10-Q, File No. 1-804, for the quarter ended June 30, 1999, filed August 4, 1999).

     10.7 Second Amendment to the Receivables Purchase Agreement constituting
          Exhibit 10.5 hereto dated as of July 12, 1999 (incorporated by reference to Exhibit 10.7 of Sequa's Annual Report on Form 10-K, File No. 1-804) for the year ended December 31, 1999, filed on March 28,2000).

     10.8 Third Amendment to the Receivables Purchase Agreement constituting
          Exhibit 10.5 hereto dated as of May 15, 2000 (incorporated by reference to Exhibit 10.3 of Sequa's Quarterly Report on Form 10-Q, File No. 1-804, for the quarter ended June 30, 2000, filed on August 14, 2000).

     10.9* Fourth Amendment to the Receivables Purchase Agreement constituting
          Exhibit 10.5 hereto dated as of November 8, 2000.

     10.10 Purchase and Sale Agreement dated as of November 13, 1998 among the Originators named therein, Sequa and Sequa Receivables Corp. (incorporated by reference to Exhibit 10.5 of Sequa's Annual Report on Form 10-K, File No. 1-804, for the year ended December 31, 1998, filed on March 23, 1999).

     10.11 Asset and Share Purchase Agreement dated October 29, 1998 by and among Sequa, Sequa Chemicals, Inc. and GenCorp Inc. pursuant to which Sequa sold substantially all of the business and operating assets of Sequa Chemicals, Inc. and Sequa Chemicals S.A. (incorporated by reference to Exhibit 2.1 of Sequa's Current Report on Form 8-K, File No. 1-804, filed on November 6, 1998).

     10.12* Rights Agreement, dated as of October 30, 2000, between Sequa and
          The Bank of New York, as Rights Agent.

     4.8+ Registration Rights Agreement, dated as of April 2, 2001, among Sequa
          Corporation and Bear Stearns & Co. Inc., Chase Securities Inc., Scotia Capital (USA) Inc. and BNY Capital Markets, Inc.

    Exhibit
     Number                       Description

     5+ Opinion of Cahill Gordon & Reindel, counsel to Sequa Corporation, as to the legality of the securities being registered.

     12.1+ Computation of earnings to fixed charges of Sequa Corporation.

     23.1+ Consent of Independent Public Accountants.

     23.2+ Consent of Cahill Gordon & Reindel (included in Exhibit 5).

     25 Statement of eligibility of Trustee (on Form T-1) (incorporated by reference to Exhibit 25 of Sequa's Registration Statement on Form S-3, filed on October 23, 1998).

     99.1+ Form of Letter of Transmittal.

     99.2+ Form of Notice of Guaranteed Delivery.

-----------------------

* Incorporated by reference to the exhibits to the Company's Annual Report on Form 10-K (Commission File No. 1-804) dated March 16, 2001.

+ To be filed herewith.